                                                                    EXHIBIT 99.1

                                                                               1
MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

During 1995, the Corporation made a dramatic shift in its business portfolio and future direction. This transformation was hallmarked by the $5.4 billion acquisition of CBS Inc. (CBS) in November 1995. As a result, Westinghouse became the largest television and radio broadcaster in the country, with 15 television stations reaching 33% of U.S. households and 39 radio stations covering 35% of the nation. The CBS Television Network is a long-standing, branded consumer trademark with a strong heritage and worldwide recognition.

To finance the acquisition of CBS and replace existing credit facilities, the Corporation successfully obtained new credit facilities under a credit agreement with a commitment level of $7.5 billion in September 1995. This financing was substantially oversubscribed by lenders.

As part of this strategic redirection, in December 1995, the Corporation announced a plan to divest its defense and electronic systems business and The Knoll Group (Knoll), its office furnishings unit. Proceeds from the sales of these units will be used to repay approximately 65% of the debt incurred to finance the CBS acquisition. This action will provide added financial flexibility to invest in broadening the scope and global reach of the Corporation's media and other businesses.

In December 1995, the Corporation reached a definitive agreement to sell Knoll for $565 million of cash. In January 1996, an agreement was executed for the sale of the Corporation's defense and electronic systems business for $3 billion of cash, and the assumption of approximately $500 million of pension and postretirement benefit liabilities associated with active employees of the business. The substantial turnaround of Knoll's operations in 1995 and the strategic technology and defense programs of the defense and electronic systems business, coupled with strong operating performance, enabled management to obtain attractive values for these businesses. These transactions are expected to be completed during the first quarter of 1996.

In March 1996, the Corporation adopted a plan to exit its environmental services line of business included in its former Government & Environmental Services segment. During the first quarter of 1996, the Corporation recorded an after-tax charge for the estimated loss on disposal of $146 million.

During 1995, the Corporation made substantial progress in paying down non-acquisition debt. In total, more than $1.4 billion of assets were monetized, enabling the Corporation to exceed its $1 billion debt repayment target established a year ago. During 1995, the Corporation sold:

  -- WCI Communities, Inc. (WCI) for $430 million of cash and retained approximately $125 million of mortgage notes receivable and securities,

  -- the majority of the remaining real estate portfolio investments of Financial Services generating cash proceeds of more than $360 million,

  -- investments held in two trusts established to fund non-qualified executive benefit plans for proceeds of $305 million, and

  -- other non-strategic businesses for proceeds approximating $300 million of cash.

These strategic changes and debt reduction activities affected the presentation of the Corporation's financial information included in this report as follows:

  -- results for CBS are included in the Corporation's financial statements subsequent to the acquisition date of November 24, 1995,

  -- the operating results for the environmental services businesses, the defense and electronic systems business, Knoll, and WCI are presented as Discontinued Operations separately from Continuing Operations for all periods, and

  -- all of the Corporation's debt is included in Continuing Operations except for the remaining Financial Services debt that is expected to be repaid through the liquidation of the leasing portfolio. However, in connection with the transfer of the defense and electronic systems business and Knoll to Discontinued Operations, interest expense was allocated to Discontinued Operations for all periods. See note 3 to the financial statements.

The Corporation reported net income of $15 million in 1995 and $77 million in 1994 and a loss of $326 million in 1993. Net income (loss) includes results from Continuing Operations, Discontinued Operations, and the cumulative effect of a change in an accounting principle as presented below:

Components of Net Income (Loss) (in millions)

Year ended December 31                                             1995                  1994                  1993
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Loss from Continuing Operations                                    $(12)                  $(1)                $(174)
Income (loss) from Discontinued Operations                           27                    78                   (96)
Cumulative effect of change in accounting principle                  --                    --                   (56)
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Net income (loss)                                                  $ 15                   $77                 $(326)
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Included in 1995 results for Continuing Operations were pre-tax provisions of $86 million ($53 million after tax) for restructuring activities, $236 million ($147 million after tax) related to the Philippines and steam generator litigation matters, and a gain from the sale of MICROS Systems, Inc. (MICROS) of $115 million ($66 million after tax). Included in the 1995 results of Discontinued Operations were after-tax charges of $30 million for additional restructuring and $76 million for the estimated loss on the disposal of WCI.

Included in 1994 results were pre-tax provisions related to Continuing Operations of $19 million ($12 million after tax) for additional restructuring activities and $308 million ($195 million after tax) for the settlement of a portion of the Corporation's pension obligation. In 1994, the results of Discontinued Operations included an after-tax charge of $39 million related to restructuring activities.

The 1993 results included pre-tax provisions related to Continuing Operations of $244 million ($159 million after tax) for restructuring and $305 million ($202 million after tax) for the disposition of non-strategic businesses and costs for certain litigation and environmental contingencies. The 1993 results of Discontinued Operations included after-tax provisions of $82 million for restructuring and other actions, and $145 million for estimated disposal costs of Discontinued Operations. The 1993 results also included an after-tax charge of $56 million for the adoption of Statement of Financial Accounting Standards
(SFAS) No. 112, "Employers' Accounting for Postemployment Benefits." See the notes to the financial statements for further discussion of these matters.

Excluding the after-tax effect of certain special charges described above, income from Continuing Operations was $122 million for 1995 compared to $206 million for 1994 and $187 million for 1993. Excluding all of the special charges described above, net income was $255 million for 1995 compared to $323 million for 1994 and $318 million for 1993.

Earnings per share data appear below. The computation of fully diluted earnings per share assumes that the conversion of the Series B Conversion Preferred Stock (Series B Preferred), which converted to common stock on September 1, 1995, occurred at the beginning of the year. See note 15 to the financial statements.

Earnings (loss) Per Common Share

Year ended December 31                                           1995                   1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Primary earnings (loss) per common share:
   Continuing Operations                                        $(.11)                 $(.13)               $ (.64)
   Discontinued Operations                                        .06                    .20                  (.27)
   Cumulative effect of change in accounting principle             --                     --                  (.16)
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Primary earnings (loss) per common share                        $(.05)                 $ .07                $(1.07)
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Fully diluted earnings (loss) per common share:
   Continuing Operations                                        $(.03)                 $(.13)               $ (.64)
   Discontinued Operations                                        .06                    .20                  (.27)
   Cumulative effect of change in accounting principle             --                     --                  (.16)
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Fully diluted earnings (loss) per common share                  $ .03                  $ .07                $(1.07)
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                                                                             3
RESULTS OF OPERATIONS--CONTINUING OPERATIONS

Results of Operations--Continuing Operations (in millions)

                                                                                            Operating Profit (Loss)
                               Sales of Products and Services    Operating Profit (Loss)   Excluding Special Charges
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Year ended December 31            1995       1994       1993       1995     1994    1993     1995     1994     1993
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Broadcasting:
   Television                     $635       $325       $287       $161     $130     $92     $161     $130      $92
   Radio                           216        175        181         55       47      44       55       47       44
   Other Broadcasting              165        150        150         (4)      20       3       (4)      18       15
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Total Broadcasting               1,016        650        618        212      197     139      212      195      151
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Power Systems:
   Energy Systems                1,369      1,364      1,420        114      114     164      130      140      209
   Power Generation              1,769      1,715      1,786        (16)     130      (2)      12      125      124
   Other Power Systems            (138)      (149)      (123)      (305)     (79)   (201)     (69)     (79)     (76)
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Total Power Systems              3,000      2,930      3,083       (207)     165     (39)      73      186      257
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Thermo King                      1,065        877        719        176      135     113      176      135      113
Government Operations              155        133        104         81       77      71       81       77       71
Communication &
   Information Systems             361        312        279         (1)       7      (3)       2        7        8
Other Businesses                   305        524        533          9        2     (38)       9        2      (33)
Corporate & Other                   88        152        155       (169)    (161)   (241)    (130)    (161)    (136)
Intersegment Sales                 (67)       (88)       (90)        --       --      --       --       --       --
- -------------------------------------------------------------------------------------------------------------------
Total                           $5,923     $5,490     $5,401       $101     $422      $2     $423     $441     $431
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With the strategic redirection of the Corporation and the shift in the Corporation's business portfolio, management realigned the business segments for financial reporting purposes. In 1995, a new segment, Communication & Information Systems, was created that includes Westinghouse Communications, formerly a part of the Broadcasting segment, and the communication and information systems divisions of the former Electronic Systems segment. In addition, Resource Energy Systems, previously included in the Other Businesses segment, has been included in the Government and Environmental Services segment. In March 1996, the environmental services businesses were reclassified to Discontinued Operations in accordance with the Corporation's plan to exit this line of business. Previously, the environmental services businesses were reported as part of the Government and Environmental Services business segment in Continuing Operations. Corporate overhead costs, which were formerly allocated to the individual segments, are now included in Corporate & Other. Segment information for 1995, 1994, and 1993 has been restated to reflect these changes.

Sales for the Broadcasting segment in the above table have been restated due to the first quarter 1996 elimination of agency commissions as a component of sales and costs.

The Corporation's consolidated revenues from sales of products and services increased $433 million in 1995 compared to 1994 primarily due to the acquisition of CBS and increased volume at Thermo King, offset partially by the divestiture of non-strategic businesses. The Corporation's consolidated revenues were essentially flat in 1994 compared to 1993, totalling approximately $5.4 billion. Operating profit for each of the last three years included special charges related to restructuring activities, which totalled $86 million in 1995, $19 million in 1994, and $244 million in 1993. Other special charges of $236 million for litigation matters were included in operating profit in 1995. In 1993, other special charges included in operating profit were $125 million for litigation costs and $60 million for environmental remediation costs associated with previously divested businesses.

The improvements in 1995 segment operating profit resulting from Thermo King's increased volume and reduced corporate overhead costs were more than offset by the decline in profitability of the Power Systems segment.

Results for the Corporation continue to be affected by higher pension costs resulting from unfunded pension obligations and by the costs associated with litigation matters. Although the Corporation's objective is to reduce these earnings constraints over the next few years, management expects that they will continue to negatively affect operating results in 1996.

Broadcasting

The results for CBS subsequent to the completion of the acquisition on November 24, 1995 are included in the results for the Broadcasting segment. Sales and operating profit for CBS for this 37-day period totalled $305 million and $9 million, respectively.

The results for television include those for 15 television stations, as well as the CBS Television Network. The reported results for television and radio include depreciation and amortization of specifically identifiable assets based on their fair values when acquired. Amortization of goodwill arising from the CBS acquisition is not readily separable among the CBS operations. As a result, all of the amortization of this goodwill, which approximates $120 million per year, is included in the results for "Other Broadcasting."

The approval by the Federal Communications Commission (FCC) of the Corporation's acquisition of CBS contained a number of temporary waivers of the FCC's television and radio ownership rules. The recently enacted
Telecommunications Act of 1996 deregulates some of these rules and makes certain, but not all of the waivers unnecessary.

Generally, where waivers continue to be required, the Corporation intends to file applications with the FCC seeking permanent waivers. Other group owners have been granted similar waivers in recent years. Based on current FCC policy and precedent, the Corporation believes the FCC will grant these waivers. If these permanent waivers are not granted, the Corporation would be required to divest certain of its television and radio properties.

Performance for the year for Broadcasting excluding CBS was strong. Revenues increased 9% from 1994 to $711 million. Operating profit, excluding a $2 million adjustment for restructuring costs in 1994, increased 4% to $203 million. For the year, strong performances from radio and television operations and Group W Satellite Communications were partially offset by additional program development costs at the production company. However, during the fourth quarter of 1995, a weak advertising market, driven by a lack of political campaign advertising and lower ratings, caused television profits to decline slightly.

Revenues for Broadcasting increased 5% to $650 million in 1994 compared to $618 million in 1993 reflecting growth in advertising revenues, particularly in television. The 1994 Olympics and political campaigns contributed to the increased advertising revenues. Group W Satellite Communications (GWSC) also reported higher revenues.

Included in 1993 operating profit was $12 million for restructuring costs, of which $2 million was subsequently not required and adjusted in 1994. Excluding restructuring amounts, operating profit increased 29% to $195 million in 1994 compared to $151 million in 1993 due to the increased advertising revenues and improvements in productivity resulting from cost-reduction programs.

The future operating results of Broadcasting depend on realization of post-acquisition benefits from combined operations, demand for television advertising, competitive changes in media businesses, and the television network's audience share in all dayparts.

Earnings before interest expense, income taxes, depreciation, amortization, and special charges totalled $269 million for 1995, $226 million for 1994, and $183 million for 1993.

Power Systems

Power Systems consists of Energy Systems and Power Generation, the Corporation's nuclear and fossil-fueled power generation businesses. The results for the Power Systems segment in total reflect the impact of discounts on goods and services provided to customers under litigation settlements. However, the results for Energy Systems and Power Generation are presented as if the sales had been made at normal commercial rates. The impact of these discounts is presented in "Other Power Systems."

Sales for Power Systems remained relatively stable over the last three years. Operating profit, however, declined substantially in 1995 compared to 1994 because of the recognition of costs for litigation matters, lower profitability for the Power Generation business unit, and restructuring costs.

Sales for Energy Systems in 1995 were consistent with the prior year. Revenues in 1994 decreased 4% to $1,364 million due to reduced licensee income and the favorable 1993 effect of a change in accounting for nuclear fuel revenues.

Included in 1995 operating profit was $16 million for restructuring activities related to the separation of approximately 200 employees. Operating profit for 1994 included $26 million for restructuring activities related to the separation of approximately 400 employees in late 1994. Included in the 1993 operating profit was $45 million for restructuring. Excluding special charges in all years, operating profit decreased 7% to $130 million in 1995 compared to 1994 and 33% to $140 million in 1994 compared to 1993. The decreases in operating profit in 1995 and 1994 were attributable primarily to lower licensee income. Operating profit for 1994 also reflected the change in accounting for nuclear fuel revenues in 1993. Cost savings from restructuring activities have been essentially offset by price compression.

Revenues for Power Generation in 1995 increased 3% to $1,769 million compared to 1994. Revenues decreased 4% or $71 million in 1994 compared to 1993. Higher field service revenues and new apparatus sales offset decreased revenues from major factory repair and service activities.

The operating loss for 1995 included $28 million for the separation of approximately 550 employees. The operating loss in 1993 included $126 million for restructuring activities, of which $5 million was redeployed in 1994 to other businesses. Excluding the impact of restructuring in all years, operating profit in 1995 decreased $113 million to $12 million after remaining flat in 1994 and 1993. The shift from high-margin service, which has declined due to a combination of improved equipment reliability and deferral of maintenance by utilities, to lower margin new apparatus business has more than offset cost improvements from restructuring activities.

In 1995, orders of $2.4 billion, although strong, were down 5% from 1994 reflecting increased competitive pressures. Approximately 55% of the orders were from customers outside the United States reflecting Power Generation's focus on international opportunities.

Other Power Systems includes eliminations of sales between Energy Systems and Power Generation, as well as activities related to uranium, steam generator and Philippines litigation matters, including legal fees incurred, estimated losses for settlements, and discounts. In 1995, a special charge of $236 million was recognized for steam generator matters and the settlement of the Philippines litigation. The operating loss for 1993 included a special charge of $125 million for litigation matters. Excluding the special charges, the operating loss, which represents discounts from commercial prices on goods and services supplied under previous settlement arrangements, was relatively flat.

Thermo King

Excellent results were reported by Thermo King for 1995. Sales increased 21% driven by strong international demand, particularly in Europe. Operating profit increased 30% as a result of the higher volume and benefits from product cost improvement programs. International orders accounted for nearly 50% of Thermo King's total orders in 1995. The slowdown in North American truck and trailer business, which began in the third quarter of 1995, caused orders to decline late in the year, although total-year orders were slightly ahead of 1994.

Revenues for Thermo King increased 22% to $877 million in 1994 due to volume increases in both the domestic and international truck and trailer product lines, as well as service parts and seagoing container product lines. Operating profit increased 19% to $135 million in 1994 compared to 1993 primarily as a result of the increased volume.

Government Operations

Sales and operating profits for the management of government sites were strong for 1995 with sales up 17% and operating profit up 5% compared to 1994. Benefits from the U. S. Department of Energy's (DOE) new performance based contracts were partially offset by the loss of a management contract at a DOE facility in Idaho. Sales and operating profit in 1994 were up 28% and 8%, respectively, compared to 1993, as a result of higher award fees at several DOE sites and increased work scope and fees for the naval nuclear program.

The DOE is continuing to open for bid certain of its operating and maintenance contracts as they expire. The Corporation intends to pursue vigorously the retention of its current contracts and selectively bid on sites not currently managed by the Corporation.

Communication & Information Systems

This newly created segment includes Westinghouse Communications, formerly a part of the Broadcasting segment, and the communication and information systems divisions of the former Electronic Systems segment. Sales in 1995 increased 16% compared to 1994, while sales in 1994 increased 12% compared to the prior year.

The operating loss for 1995 included $3 million for restructuring activities, while the operating loss in 1993 included $11 million for restructuring. Excluding special charges in all years, operating profit declined $5 million in 1995 and was essentially flat in 1994 compared to the prior year. The decrease in operating profit in 1995 is attributable primarily to reduced margins on wireless communications contracts.

Other Businesses

During the year, the Corporation completed divestitures of several businesses included in its former Industrial Products and Services business unit, and its majority interest in MICROS. In addition, the Corporation closed a plant in Abingdon, Virginia. Controlmatic and Gladwin were divested in 1994.

The decline in revenues and the fluctuations in operating profits for this segment reflect these divestitures. Divestitures of most of the non-strategic businesses were essentially complete by year-end 1995.

Corporate & Other

Included in the operating losses for the years 1995 and 1993 are special charges related to restructuring activities, which totalled $39 million in 1995 and $45 million in 1993. Other special charges of $60 million for environmental remediation costs associated with previously divested businesses were included in the operating loss for 1993.

RESTRUCTURING OF OPERATIONS

The Corporation is committed to strengthening its businesses and improving its profitability through restructuring actions ranging from changes in business and product-line strategies to downsizing for process reengineering and productivity improvements. To the extent possible, the Corporation is committed to reducing its workforce through normal attrition. See note 20 to the financial statements.

During the last three years, the Corporation has undertaken restructuring programs at its corporate headquarters as well as at several of its major businesses. In particular, Power Systems has identified initiatives at both its Power Generation and Energy Systems business units in an effort to remain competitive in light of a reduction in the demand for services and intense pricing pressures. Restructuring actions for Continuing Operations, including corporate headquarters, have resulted in the recognition of restructuring costs totalling $86 million in 1995, $19 million in 1994 and $244 million in 1993.

The most significant cost component of the Corporation's restructuring plans generally involves the elimination of positions and the separation of employees. Approximately 3,720 positions were eliminated from Continuing Operations during the last three years resulting in employee separation costs totalling $286 million, including pension curtailment costs. Other cost elements of these plans consist of asset write-downs of $36 million and costs for facility closure or rationalization of $27 million. Included in these amounts are cash expenditures totalling $291 million, consisting of $129 million in 1994, $98 million in 1995, $56 million in 1996, and $8 million in 1997. Employee separation costs generally are paid over a period of up to two years following the separation.

The annual savings expected from these restructuring initiatives approximates $40 million for the 1995 plan, $35 million for the 1994 plan, and $65 million for the 1993 plan. Based on the timing of implementation of the initiatives, actual savings approximated $100 million in 1995 and $50 million in 1994. Competitive pressures causing price compression in certain of the Corporation's markets have absorbed a significant portion of the savings achieved through restructuring actions.

Restructuring actions for the Corporation's Discontinued Operations, principally the defense and electronic systems business and Knoll, resulted in additional costs totalling $49 million in 1995, $52 million in 1994, and $106 million in 1993. These actions involved the separation of approximately 3,000 employees and the exiting of various product lines and facilities.

In conjunction with the CBS acquisition, a plan was developed to integrate the infrastructure of the CBS headquarters and the radio and television operations with those of the Corporation. The estimated cost for restructuring the CBS organization, including separating employees and closing facilities, is $100 million of which $3 million had been spent as of year-end 1995. The consolidation plan as it relates to the Corporation's existing operations was not yet finalized at December 31, 1995. Therefore, the costs associated with this aspect of the plan are expected to be recognized when the plan is adopted in early 1996.

Cost-reduction initiatives are undertaken when the resulting benefits are substantial in relation to the cost of the programs and are realizable in the near term. The Corporation expects to continue to implement restructuring initiatives as competitive conditions dictate in an ongoing effort to reduce its overall cost structure and improve its competitiveness.

1994 PENSION SETTLEMENT

The Corporation's restructuring activities contributed to a high level of lump-sum cash distributions from the Corporation's pension fund during 1994. The magnitude of these cash distributions required that the Corporation apply the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and recognize a settlement loss of $308 million. This noncash charge to income represents the pro rata portion of unrecognized losses associated with the pension obligation that was settled.

The settlement loss did not affect shareholders' equity because the decrease resulting from the income statement provision was fully offset by a reduction in the charge to shareholders' equity related to the minimum pension liability. See note 4 to the financial statements.

OTHER INCOME AND EXPENSES

Other income for 1995 of $149 million included a pre-tax gain of $115 million from the sale of the Corporation's 62% interest in MICROS and a $13 million gain from the sale of an equity investment. The Corporation recorded an additional $7 million provision for the estimated loss on disposition of non-strategic businesses related to the disposition of Aptus.

For 1994, other income and expense, which was a net expense of $285 million, consisted primarily of a $308 million charge for the settlement of a portion of the Corporation's pension obligation. The Corporation recorded an additional $17 million provision for the estimated loss on disposition of non-strategic businesses to reflect actual sales experience and revised estimates of proceeds and selling costs for the remaining businesses to be sold. These charges were partially offset by a gain of $32 million from the sale of two radio stations.

For 1993, other income and expense, which was a net expense of $73 million, consisted primarily of a $120 million provision for the estimated loss on disposition of non-strategic businesses, most of which have since been completed. This charge was offset by a $21 million gain on the sale of an equity participation in a production company.

INTEREST EXPENSE

Interest expense attributable to Continuing Operations increased $103 million to $237 million in 1995 because of two primary factors. At year-end 1994, $625 million of debt was transferred to Continuing Operations from Discontinued Operations, causing an increase in interest expense for 1995 of approximately $40 million. Additional interest expense from CBS acquisition debt approximated $60 million.

To a lesser degree, interest expense in 1995 was affected by an increase in average short-term interest rates. In addition, in conjunction with the transfer of Knoll and the Corporation's defense and electronic systems business to Discontinued Operations, interest expense totalling $48 million in 1995, $37 million in 1994, and $46 million in 1993 was allocated to Discontinued Operations. See note 3 to the financial statements.

Interest expense decreased $31 million to $134 million in 1994 compared to $165 million in 1993 primarily due to lower average outstanding short-term debt. Average outstanding short-term debt of Continuing Operations decreased $782 million in 1994 compared to 1993. See note 11 to the financial statements.

INCOME TAXES

The Corporation's 1995 provision for income taxes in total was 62.7% of the income before taxes and minority interest. The 1995 provision totalled $44 million, consisting of $14 million from Continuing Operations and $30 million from Discontinued Operations.

The Corporation's 1994 provision for income taxes in total was 45.2% of the income before taxes and minority interest. The 1994 net provision totalled $71 million, consisting of a $5 million benefit from Continuing Operations and a $76 million expense from Discontinued Operations.

The Corporation's 1993 benefit for income taxes in total was 32.6% of the losses from all sources. The 1993 benefit totalled $153 million, consisting of $71 million from Continuing Operations, $52 million from Discontinued Operations and $30 million from the cumulative effect of the change in accounting principle.

The Corporation's effective tax rate has fluctuated dramatically depending on the specific dollar amounts of permanent tax differences and the relationship of those differences to income before income taxes and minority interest. Numerous items have caused the effective tax rates to differ from the U.S. statutory income tax rate of 35% for 1995, 1994 and 1993. An analysis of these items related to Continuing Operations is set forth in note 6 to the financial statements.

The net deferred tax asset at December 31, 1995 totalled $2,188 million for Continuing and Discontinued Operations. The temporary differences that give rise to deferred income taxes are shown in the Consolidated Deferred Income Tax Sources table in note 6 to the financial statements.

The three significant components of the deferred tax asset balance are: (i) the tax effect of net operating loss carryforwards of $3,229 million, of which $416 million will expire by the year 2007, $2,462 million by the year 2008 and the balance by 2010, (ii) the tax effect of cumulative net temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes of $2,128 million representing future net income tax deductions, and (iii) alternative minimum tax credit carryforwards of $211 million that have no expiration date. Of the net temporary difference of $2,128 million, approximately $1,410 million represents a net pension obligation and $1,265 million represents an obligation for postretirement and postemployment benefits. These are partially offset by CBS temporary differences of approximately $872 million related primarily to FCC licenses.

Management believes that the Corporation will have sufficient future taxable income to make it more likely than not that the net deferred tax asset will be realized. In making this assessment, management considered the net losses generated in 1992 and 1993 as aberrations caused in part by the liquidation of a substantial portion of Financial Services assets and by restructuring and other unusual actions. Further, the expected 1996 sale of Knoll and the defense and electronic systems business will substantially reduce the deferred tax asset through the realization of reversing temporary differences and net operating losses.

The reversal of temporary differences may cause tax losses in future years. Each tax-loss year would receive a new 15-year carryforward period. Under a conservative assumption that all net cumulative temporary differences other than net operating loss carryforwards had reversed in 1995, the Corporation would have through the year 2010 to recover the tax asset. This would require the Corporation to generate average annual taxable income of at least $200 million assuming completion of the 1996 sales of Knoll and the Corporation's defense and electronic systems business. Management believes that average annual future taxable income will exceed this minimum amount.

In addition, there are certain tax planning strategies that could be employed to utilize a net operating loss carryforward that would otherwise expire. Some of the strategies that would be most feasible are sale and leaseback of facilities and change in the method of tax depreciation.

The following table shows a reconciliation of income or loss from Continuing Operations before income taxes to taxable income from Continuing Operations:

Reconciliation of Income From Continuing Operations Before Income Taxes to U.S. Federal Taxable Income (in millions)

Year ended December 31                                             1995                  1994                  1993
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Income (loss) from Continuing Operations                            $13                    $3                 $(236)
Permanent differences:
   Foreign and Puerto Rico                                         (168)                 (136)                 (101)
   State income tax                                                   2                     6                   (31)
   Goodwill                                                          26                    15                    34
   Other                                                             18                   (25)                   49
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Net permanent differences                                          (122)                 (140)                  (49)
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Temporary differences:
   Pensions                                                        (121)                  272                    12
   Long-term contracts                                               72                   (57)                   34
   Depreciation                                                      29                     7                    20
   Provision for restructuring and other actions                    (37)                  (68)                  516
   Other                                                            (36)                  165                    94
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Net temporary differences                                           (93)                  319                   676
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Taxable income (loss)                                             $(202)                 $182                  $391
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DISCONTINUED OPERATIONS

In recent years, the Corporation has adopted several plans to dispose of major segments of its business. In March 1996, the Corporation adopted a plan to exit its environmental services line of business. Knoll and the defense and electronic systems business were part of a plan adopted in December 1995. The disposal of WCI was included in a July 1995 plan. Financial Services, DCBU, and WESCO were part of a plan adopted in November 1992.

These businesses have been accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30).

The Corporation's March 1996 decision to exit its environmental services line of business resulted in a first quarter 1996 after-tax charge of $146 million for the estimated loss on disposal. The environmental services businesses are expected to be divested within one year.

In December 1995, the Corporation adopted a plan to reduce debt incurred for the acquisition of CBS through proceeds from the sale of its office furniture and defense and electronic systems businesses. In December 1995, a definitive agreement was reached to sell Knoll to Warburg, Pincus Ventures, L.P., an affiliate of E. M. Warburg, Pincus & Company, for $565 million of cash. In January 1996, an agreement was executed with Northrop Grumman Corporation for the sale of the defense and electronic systems business for $3 billion of cash. In addition, Northrop Grumman will assume approximately $500 million of pension and postretirement liabilities associated with the active employees of the business. These transactions, which are expected to result in an after-tax gain ranging from $1.2 to 1.4 billion, are expected to be completed during the first quarter of 1996. The net proceeds from these transactions will be used to repay debt of Continuing Operations.

In July 1995, the Corporation sold WCI for $430 million of cash and retained approximately $125 million of mortgage notes receivable with maturities through 1997 and other securities. In addition, the buyer assumed $19 million of debt. Concurrently, the Corporation invested $48 million for a 24% equity interest in the new business.

The Corporation is actively pursuing the divestiture of this investment. The net cash proceeds from the divestiture of WCI were used to repay debt of Discontinued Operations. A net loss of $76 million was recognized on the disposal.

In November 1992, the Corporation announced a plan that included exiting Financial Services through the disposition of its $9 billion asset portfolios and the sales of the Corporation's Distribution and Control Business Unit
(DCBU) and Westinghouse Electric Supply Company (WESCO). The disposition of Financial Services assets involved the sale of the real estate and corporate finance portfolios over a three-year period and the liquidation of the leasing portfolio over a longer period of time in accordance with contractual terms.

Based on its quarterly review of the assumptions used in determining the estimated loss from Discontinued Operations that was recorded in 1992, the Corporation recorded an additional pre-tax provision for loss on disposal of Discontinued Operations of $148 million in 1993.

On January 31, 1994, the Corporation completed the sale of DCBU, excluding its Australian subsidiary, to Eaton Corporation for a purchase price of $1.1 billion of cash and the assumption by the buyer of certain liabilities. The sale of the Australian subsidiary was completed in March 1994.

On February 28, 1994, the Corporation completed the sale of WESCO to an affiliate of Clayton, Dubilier & Rice, Inc., a private investment firm, for a purchase price of approximately $340 million. The proceeds consisted of approximately $275 million of cash, approximately $50 million of first mortgage notes, and the remainder of stock and options of the new company.

The real estate and corporate portfolio investments of Financial Services essentially have been liquidated. The leasing portfolio, which totalled $865 million at December 31, 1995, is expected to continue to liquidate through 2015 in accordance with contractual terms.

The net assets of Discontinued Operations totalled $1.7 billion at December 31, 1995. Following completion of the divestitures of Knoll and the defense and electronic systems business in early 1996, the assets of Discontinued Operations will consist primarily of the net assets of the environmental services businesses, the remaining leasing portfolio of Financial Services, and the remaining mortgage notes and securities of WCI. Liabilities will consist primarily of short-term and long-term debt, deferred income taxes related to the leveraged leases, and the liability for estimated loss on disposal of Discontinued Operations.

In 1995, the Corporation reduced the debt of Discontinued Operations to that amount which is supportable by the leasing portfolio and other miscellaneous assets. The debt is expected to be repaid as the leasing portfolio liquidates over its contractual term and through sales of such miscellaneous assets. To match the maturities of assets and debt, the Corporation may from time to time exchange debt obligations between Continuing and Discontinued Operations.

The remaining liability for the estimated loss on disposal of Discontinued Operations at December 31, 1995 totalled $134 million. Management believes that this liability is adequate to cover the future operating costs and estimated credit losses related to Financial Services and the remaining costs associated with WCI, DCBU and WESCO. The first quarter 1996 after-tax charge of $146 million is expected to cover future operating losses and divestiture costs associated with its environmental services businesses.

The following table presents sales and operating profit (loss) for Discontinued Operations for each of the three years in the period ended December 31, 1995:

Results of Operations (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Sales of products and services:
   DCBU and WESCO                                                   $--                  $319                $2,384
   Financial Services                                                31                    41                   305
   WCI                                                              108                   248                   253
   Defense and Electronic Systems                                 2,549                 2,189                 2,361
   Knoll                                                            621                   562                   510
   Environmental Services                                           299                   335                   317

Operating profit (loss):
   DCBU and WESCO                                                    --                     4                    68
   Financial Services                                               (52)                 (204)                 (212)
   WCI                                                               29                    69                    61
   Defense and Electronic Systems                                   195                   207                   150
   Knoll                                                             60                   (61)                  (31)
   Environmental Services                                           (56)                  (17)                  (37)
- -------------------------------------------------------------------------------------------------------------------

DCBU and WESCO

Operating results for the year ended December 31, 1994 include the operating results of DCBU for the month ended January 31, 1994 and of WESCO for the two months ended February 28, 1994, their respective dates of sale.

Financial Services

During 1995, the Corporation continued to liquidate Financial Services, reducing both assets and debt. Financial Services revenues of $31 million for 1995 decreased $10 million compared to 1994, reflecting the reduction in assets through dispositions during 1995 and 1994. Revenues of $41 million for 1994 decreased $264 million compared to 1993 due primarily to a reduction of assets through dispositions.

At December 31, 1995, Financial Services portfolio investments totalled $901 million, a decrease of $329 million from $1,230 million at year-end 1994. Portfolio investments at December 31, 1995 and 1994, included $822 million and $913 million, respectively, of receivables, and $79 million and $317 million, respectively, of other portfolio investments. The receivables at year-end 1995 and 1994 consisted primarily of leasing receivables, while other portfolio investments included real estate properties and investments in leasing and real estate partnerships.

Leasing receivables consist of direct financing and leveraged leases. At December 31, 1995 and 1994, 84% and 81%, respectively, related to aircraft, and 16% and 18%, respectively, related to cogeneration facilities.

WCI

In 1995, revenues for WCI, until its sale in July 1995, were $108 million. Operating profit for the same period was $29 million.

Revenues for WCI decreased slightly to $248 million in 1994 compared to 1993 due to the continued weak real estate markets in California. These depressed markets were partially offset by strong land and condominium sales in Coral Springs and Naples, Florida. Included in 1994 operating profit was a $3 million reduction of a $10 million restructuring charge taken in 1992. Included in 1993 operating profit was a restructuring charge of $4 million. Excluding the impact of restructuring, operating profit was flat at $65 million in 1994 compared to 1993.

Defense and Electronic Systems

Revenues for the defense and electronic systems business increased 16% to $2,549 million in 1995 compared to 1994 and decreased 7% to $2,189 million in 1994 compared to 1993. In 1995, increased volume from the defense electronics operations, including the Norden acquisition, air traffic control, and mail processing systems, drove higher revenues. Lower revenues from Department of Defense (DoD) contracts in 1994 were the primary cause of the decreased revenues in that year.

Operating profit reflected restructuring charges of $49 million, $11 million and $91 million in 1995, 1994 and 1993, respectively. Excluding these charges in each of the three years, operating profit increased 12% in 1995 as a result of the higher revenues. Operating profit decreased 10% to $218 million in 1994 compared to $241 million in 1993, primarily as a result of lower DoD revenues, which were partially offset by savings from cost-reduction programs.

Knoll

In 1995, revenues for Knoll increased 10% to $621 million compared to 1994. Increases in Knoll North America orders were the primary force behind the increased revenues. Revenues for Knoll increased 10% to $562 million in 1994 compared to 1993 due to both market and market share growth in North America.

Knoll's operating profit of $60 million for 1995 represented a dramatic turnaround of this business. A major restructuring program, resulting in restructuring charges totalling $40 million in 1994 and $6 million in 1993, was implemented beginning in mid-1994 and was substantially completed in 1995. The results of this program were evident in both the North American and European results for 1995. Excluding restructuring charges in all years, Knoll's operating profit increased $81 million in 1995 compared to 1994 and the operating loss for 1994 decreased $4 million compared to 1993. New products, strong sales across all product lines and quick delivery programs contributed to the dramatic improvement in operating profit in 1995.

Environmental Services

The environmental services business reported a decrease in sales for 1995 of $36 million, primarily as a result of the sale of Aptus in March 1995. Revenues in 1994 increased $18 million compared to 1993 due to increased volume in hazardous waste remediation services and radioactive waste incineration.

Included in 1994 and 1993 operating losses were charges of $4 million and $25 million, respectively, for restructuring activities and other actions. Excluding special charges, the operating loss of the environmental services business increased $43 million in 1995 compared to 1994 and $1 million in 1994 compared to 1993. In addition to the special charges described above, the operating loss in 1995 was unfavorably affected by a one-time charge of $30 million to recognize higher costs for disposal of secondary waste at the Corporation's low-level radioactive waste treatment business. The operating loss in 1994 increased primarily due to price compression in the hazardous waste remediation and incineration markets.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The Corporation manages its liquidity as a consolidated enterprise without regard to whether assets or debt are classified for balance sheet purposes as part of Continuing Operations or Discontinued Operations. As a result, the discussion below focuses on the Corporation's consolidated cash flows and capital structure.

During 1994, the Corporation took several actions to reduce its leverage and rebuild its capital structure, including the continued liquidations of assets of Discontinued Operations, the issuance of preferred stock and the reduction of the common stock dividend. As a result, net debt (total debt less cash and cash equivalents) was reduced by $1.7 billion.

Because of those actions taken in 1994 and the continued monetization in 1995 of non-strategic assets, the Corporation was able to embark on a major transformation of its business portfolio. The Corporation acquired CBS for $5.4 billion and announced divestitures of its defense and electronic systems business and Knoll for $3.6 billion of cash plus the assumption by one of the buyers of employee benefit liabilities approximating $500 million. This major portfolio shift to focus on broadcasting operations is expected to impact the nature of the Corporation's cash flows in future periods.

To complete the CBS acquisition, the Corporation negotiated a new credit agreement to finance the entire purchase price of CBS, including transaction fees, and to replace borrowings under the then existing revolving credit agreements of both Westinghouse and CBS. In the first quarter of 1996, the Corporation expects to complete the divestitures of both the defense and electronic systems business and Knoll and to repay approximately 65% of the acquisition debt.

Management believes that the higher financial leverage following the portfolio transformation is supportable by the level of cash flows expected to be generated by the Corporation's Continuing Operations.

The Corporation made substantial progress during 1995 in repaying non-acquisition debt, exceeding the $1 billion target established a year ago. The monetization of approximately $1.4 billion of non-strategic assets produced cash proceeds of $430 million from WCI, more than $360 million from the majority of the remaining real estate portfolio investments of Financial Services, $305 million from investments held in two trusts that funded non-qualified executive benefit plans, and approximately $300 million from other non-strategic businesses.

Management expects that cash from Continuing Operations and availability under its $2.5 billion revolving credit facility will continue to be sufficient to meet future business needs. Other sources of liquidity generally available to the Corporation include cash and cash equivalents, proceeds from sales of non-strategic assets and borrowings from other sources, including funds from the capital markets.

Operating Activities

The operating activities of Continuing Operations provided $424 million of cash during 1995, an increase of $394 million from the amount provided in 1994. Major factors contributing to this increase were reduced levels of receivables and inventories, lower income tax payments and lower cash restructuring expenditures.

Results of the Corporation's efforts to improve working capital turnover are becoming evident in certain areas. Collections of receivables and reductions of inventories provided $228 million of operating cash flows during 1995 compared to uses of cash of $239 million in 1994 and $183 million in 1993.

Customers continue to demand more favorable payment terms under major contracts, particularly in the power generation business. As a result, a significant use of operating cash in both 1995 and 1994 involved an increase in the Corporation's investment in long-term contracts.

Income tax payments and cash restructuring expenditures were lower in 1995 than in the prior year. Accrued restructuring costs totalled $161 million at year-end 1995 compared to $81 million at year-end 1994 and $222 million at year-end 1993. Although restructuring initiatives are expected to continue, these programs are not implemented unless the savings are substantial in relation to the cost and are realizable in the near term. In general, savings from restructuring programs implemented in recent years are beginning to surpass the expenditures.

Cash contributions to the Corporation's pension plans totalled $315 million in 1995, which is consistent with the 1994 cash contribution level. In 1993, however, the contribution consisted primarily of assets of Discontinued Operations. The Corporation's contribution level for 1996 is expected to be in the $200 million to $300 million range following the divestitures of Knoll and the defense and electronic systems business. This contribution level is consistent with the Corporation's goal to fully fund its qualified pension plans over the next several years.

The operating activities of Discontinued Operations provided $269 million of cash during 1995, used $84 million during 1994, and provided $442 million during 1993. These cash flows consist primarily of cash provided by the operations of the defense and electronic systems business, Knoll, and WCI, offset by cash used in the operations of Financial Services and the environmental services businesses, and for activities related to the divestitures of DCBU and WESCO. The use of cash in 1994 resulted primarily from significantly higher levels of interest and from DCBU and WESCO divestiture costs.

Following the completion of the divestitures of the defense and electronic systems business and Knoll in early 1996, operating cash requirements of Discontinued Operations will consist primarily of interest costs on debt, which has decreased substantially, remaining costs associated with the completed divestitures, and operating and disposal costs associated with the Corporation's environmental services businesses.

Investing Activities

Investing activities used $4.3 billion of cash during 1995 after providing $1.4 billion of cash in 1994 and $2.7 billion in 1993. The completion of the CBS acquisition in November 1995 for $5.4 billion of cash caused this significant change. Acquisitions in 1994 included Norden Systems, a defense electronics company; the KPIX-AM and FM radio stations in San Francisco; and a minority interest in Group W radio for total cash expenditures of $109 million.

The Corporation completed the sales of several non-strategic businesses in 1995, generating cash proceeds of $683 million. Divestitures included the sale of its WCI segment, as well as its interest in MICROS, Aptus, Inc., and several smaller businesses. Noncash proceeds of approximately $100 million, consisting primarily of notes, also were received in certain sales. During 1994, the Corporation sold DCBU and WESCO for cash proceeds of approximately $1.4 billion. In addition, the sale of two radio stations and two non-strategic businesses (Gladwin Corporation and Controlmatic) generated cash proceeds of $68 million.

The Corporation generated $362 million of cash in 1995 through the continued liquidation of assets of Financial Services representing the majority of the remaining real estate portfolio investments. Cash proceeds from portfolio investment liquidations in 1994 totalled $323 million. In 1993, the early success of the liquidation plan for Financial Services assets resulted in the generation of $4.9 billion of cash, which was partially offset by required fundings of $2 billion.

The Corporation's total capital expenditures remained relatively stable over the three-year period at approximately $250 million to $300 million. Capital expenditures for Continuing Operations approximated $150 million to $200 million per year.

In 1995, the Corporation generated $305 million of cash through the sales of investments held in two trusts that were established to fund executive benefit plans. The trust investments were replaced with the Corporation's common stock.

The Corporation expects to continue to liquidate assets of Discontinued Operations as well as its non-strategic assets. This includes completion of the announced divestitures of the defense and electronic systems business and Knoll for combined cash proceeds of $3.6 billion. Future acquisitions are expected to be focused primarily in the broadcasting area.

Financing Activities

Cash provided by financing activities during 1995 totalled $3.5 billion compared to cash used of $2.2 billion in 1994 and $3.8 billion in 1993. The major fluctuation in 1995 was caused by the borrowings required to finance the CBS acquisition. As a result, the Corporation's total debt increased $4.7 billion to $8.4 billion at December 31, 1995, from $3.7 billion at December 31, 1994.

In September 1995, the Corporation entered into three new bank facilities under a credit agreement with a commitment level of $7.5 billion (see Credit Facilities). Borrowings under the facilities, which occurred upon completion of the CBS acquisition, were used to finance the purchase of CBS, including transaction fees, and replace borrowings under existing revolvers. Total borrowings under the new credit agreement were $5.1 billion at December 31, 1995.

In March 1994, the Corporation sold in a private placement depository shares representing 3,600,000 shares of Series C preferred stock for net proceeds of $505 million. These shares will convert to common shares in June 1997. The Series B preferred stock, sold in June 1992, converted to 32,890,000 shares of common stock on September 1, 1995.

At the beginning of 1994, the Corporation reduced its common stock dividend from $.40 per share to $.20 per share. This reduction resulted in annual cash savings to the Corporation of approximately $70 million. Dividends paid include those for the Series C preferred stock issued in March 1994 and those for the Series B preferred shares through their conversion date.

In 1992, the Corporation filed a registration statement on Form S-3 for the issuance of up to $1 billion of debt securities. At December 31, 1995, $400 million of this shelf registration remained unused.

Credit Facilities

In September 1995, the Corporation entered into three new bank facilities under a credit agreement with a commitment level of $7.5 billion. These credit facilities include two term loans of $2.5 billion each. The first term loan is payable in two installments: $2 billion in November 1997 and $500 million in May 1998. The second term loan is payable in quarterly installments beginning in August 1998 through November 2002. Both term loans are subject to certain mandatory prepayment provisions. Amounts repaid under both term loans may not be reborrowed. In addition to these term loans, the credit agreement includes a $2.5 billion revolving credit facility with a seven-year maturity that replaced the Corporation's existing revolving credit facility as well as that of CBS.

Funds from these facilities have been used to finance the purchase of CBS, pay certain transaction fees and replace borrowings under existing revolvers. The interest rates for borrowings under the facilities are determined at the time of each borrowing and are based on a floating rate index plus a margin based on the Corporation's senior unsecured debt rating and leverage. See note 11 to the financial statements.

The unused capacity under revolvers equalled $2,395 million and $1,581 million at December 31, 1995 and 1994, respectively. Borrowing availability under the revolving credit facility is subject to compliance with certain covenants, representations and warranties, including a no material adverse change provision with respect to the Corporation taken as a whole, restrictions on the incurrence of liens, a maximum leverage ratio, minimum interest coverage ratio, and minimum consolidated net worth. Certain of these covenants become more restrictive over the term of the agreement. At December 31, 1995, the Corporation was in compliance with these covenants.

Hedging Activities

The Corporation has entered into interest rate and currency exchange agreements to manage the interest rate and currency risk associated with various debt instruments. No transactions were speculative or leveraged. Given their nature, these agreements have been accounted for as hedging transactions.

The Corporation's credit exposure under these agreements is limited to the cost of replacing an agreement in the event of non-performance by its counterparty. To minimize this risk, the Corporation has selected high credit quality counterparties. At December 31, 1995, the aggregate credit exposure to counterparties totalled approximately $72 million. This exposure resulted primarily from an interest rate and currency swap with an A-rated counterparty. The contract matured in February 1996.

In 1995, outstanding interest rate exchange agreements resulted in a net increase in the average borrowing rate for Continuing Operations of 0.2% and a net decrease in the average borrowing rate of Discontinued Operations of 0.2%. Corresponding interest expense increased by approximately $6 million for Continuing Operations and decreased by approximately $1 million for Discontinued Operations.

The Corporation continually monitors its economic exposure to changes in foreign exchange rates and enters into foreign exchange forward or option contracts to hedge its transaction exposure when appropriate. As a result, the Corporation's unhedged foreign exchange exposure is not significant. Furthermore, changes in foreign exchange rates whether favorable or unfavorable are not expected to have a significant impact on the Corporation's financial results or operating activities.

With respect to the Corporation's operations in highly inflationary and unstable economies that are accounted for in accordance with SFAS No. 52, "Foreign Currency Translation," the combined total sales for those operations were approximately 0.5% of the Corporation's sales for 1995.

ENVIRONMENTAL MATTERS

Compliance with federal, state and local laws and regulations relating to the discharge of pollutants into the environment, the disposal of hazardous wastes and other related activities affecting the environment have had and will continue to have an impact on the Corporation. While it is difficult to estimate the timing and ultimate costs to be incurred in the future due to uncertainties about the status of laws, regulations, technology, and information available for individual sites, management has made estimates of the probable and reasonably possible remediation costs that could be incurred by the Corporation based on the facts and circumstances currently known. See note 17 to the financial statements.

At December 31, 1995, the Corporation had accrued liabilities totalling $166 million for sites where it has been either named a potentially responsible party (PRP) or has other remedial responsibilities, $28 million for sites that have been divested and the Corporation has remedial or compliance obligations, $61 million for the Bloomington sites and $29 million for environmental closure activities at facilities where the Corporation has ongoing operations. Also, in conjunction with its Discontinued Operations, the Corporation has provided for remediation costs related to past operations of certain sites.

Annual environmental costs include approximately $5 million for estimated future environmental closure costs at operating sites and approximately $6 million related to current management of hazardous waste and pollutants. Capital expenditures for environmental compliance, which totalled $6 million in 1995, may vary from year to year.

Management believes, based on its best estimate, that the Corporation has adequately provided for its present environmental obligations and that complying with existing government regulations will not materially impact the Corporation's financial position, liquidity or results of operations.

LEGAL MATTERS

The Corporation is defending a number of lawsuits on various matters. See note 17 to the financial statements. Costs to defend these lawsuits are charged to operations in the period in which the services are rendered.

Since 1993, the Corporation has entered into agreements to resolve seven litigation claims in connection with alleged tube degradation in steam generators sold by the Corporation as components for nuclear steam supply systems. These agreements generally require the Corporation to provide certain products and services at prices discounted at varying rates. The future impact of these discounts on operating results will be incurred over the next 15 years with the greatest impact occurring during the next nine years.

Litigation is inherently uncertain and always difficult to predict. Substantial damages are sought in certain of the Corporation's pending cases and, although management believes a significant adverse judgment is unlikely, any such judgment could have a material adverse effect on the Corporation's results of operations for a quarter or a year. However, based on its understanding and evaluation of the relevant facts and circumstances, management believes that the Corporation has meritorious defenses to the litigation referenced above, and management believes that the litigation should not have a material adverse effect on the financial condition of the Corporation.

INSURANCE RECOVERIES

Prior to 1995, the Corporation filed actions against more than 100 of its insurance carriers seeking recovery for environmental, product and property damage liabilities, and certain other matters. The Corporation has settled with the majority of these carriers and has received recoveries related to these actions. The Corporation has not accrued for any future insurance recoveries.

OTHER

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective beginning in 1996. Although the Corporation has not yet completed its evaluation of the effect that implementation of this new standard will have on its results of operations and financial position, management believes that a charge to operations upon adoption is reasonably possible.

In 1996, the Corporation also plans to adopt the pro forma disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." See note 1 to the financial statements.

REPORT OF MANAGEMENT

The Corporation has prepared the consolidated financial statements and related financial information included in this report. Management has the primary responsibility for the financial statements and other financial information and for ascertaining that the data fairly reflect the financial position, results of operations and cash flows of the Corporation. The financial statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on best estimates and judgments with appropriate consideration given to materiality. Financial information included elsewhere in this report is presented on a basis consistent with the financial statements.

The Corporation maintains a system of internal accounting controls, supported by adequate documentation, to provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Corporation. Limitations exist in any system of internal accounting controls based on the recognition that the cost of the system should not exceed the benefits derived. Westinghouse believes its system of internal accounting controls, augmented by its corporate auditing function, appropriately balances the cost/benefit relationship.

The independent accountants provide an objective assessment of the degree to which management meets its responsibility for fair financial reporting. They regularly evaluate elements of the internal control structure and perform such tests and procedures as they deem necessary to express an opinion on the fairness of the financial statements.

The Board of Directors pursues its responsibility for the Corporation's financial statements through its Audit Review Committee composed of directors who are not officers or employees of the Corporation. The Audit Review Committee meets regularly with the independent accountants, management and the corporate auditors. The independent accountants and the corporate auditors have direct access to the Audit Review Committee, with and without the presence of management representatives, to discuss the scope and results of their audit work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.

We believe that the Corporation's policies and procedures, including its system of internal accounting controls, provide reasonable assurance that the financial statements are prepared in accordance with the applicable securities laws and with a corresponding standard of business conduct.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Westinghouse Electric Corporation

In our opinion, the accompanying consolidated financial statements appearing on pages 19 through 56 of this Form 8-K present fairly, in all material respects, the financial position of Westinghouse Electric Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of the Corporation and its subsidiaries for any period subsequent to December 31, 1995.

As discussed in note 1 to these financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," in 1993.

/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 12, 1996 except for the
restatement discussed in Note 23, for
which the date is March 31, 1996

CONSOLIDATED STATEMENT OF INCOME

(in millions except per share amounts)

Year Ended December 31                                                      1995             1994              1993
- -------------------------------------------------------------------------------------------------------------------
Product sales                                                             $3,340           $3,239            $3,187
Service sales                                                              2,583            2,251             2,214
- -------------------------------------------------------------------------------------------------------------------
Sales of products and services                                             5,923            5,490             5,401
- -------------------------------------------------------------------------------------------------------------------
Cost of products sold                                                     (2,532)          (2,394)           (2,378)
Cost of services sold                                                     (1,593)          (1,346)           (1,338)
- -------------------------------------------------------------------------------------------------------------------
Costs of products and services sold                                       (4,125)          (3,740)           (3,716)
Provision for restructuring (note 20)                                        (86)             (19)             (244)
Marketing, administration and general expenses                            (1,611)          (1,309)           (1,439)
Other income and expenses, net (note 19)                                     149             (285)              (73)
Interest expense                                                            (237)            (134)             (165)
- -------------------------------------------------------------------------------------------------------------------
Income (loss) from Continuing Operations before income
   taxes and minority interest in income of
   consolidated subsidiaries                                                  13                3              (236)
Income taxes (note 6)                                                        (14)               5                71
Minority interest in income of consolidated subsidiaries                     (11)              (9)               (9)
- -------------------------------------------------------------------------------------------------------------------
Loss from Continuing Operations                                              (12)              (1)             (174)
- -------------------------------------------------------------------------------------------------------------------
Discontinued Operations, net of income taxes (notes 1 and 3):
   Income (loss) from operations                                             103               78                (1)
   Estimated loss on disposal of Discontinued Operations                     (76)              --               (95)
- -------------------------------------------------------------------------------------------------------------------
   Income (loss) from Discontinued Operations                                 27               78               (96)
- -------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of
   change in accounting principle                                             15               77              (270)
Cumulative effect of change in accounting principle--
   Postemployment benefits (notes 1 and 5)                                    --               --               (56)
- -------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                            $15              $77             $(326)
- -------------------------------------------------------------------------------------------------------------------
Primary earnings (loss) per common share (note 15):
   Continuing Operations                                                   $(.11)           $(.13)            $(.64)
   Discontinued Operations                                                   .06              .20              (.27)
   Cumulative effect of change in accounting principle                        --               --              (.16)
- -------------------------------------------------------------------------------------------------------------------
Primary earnings (loss) per common share                                   $(.05)            $.07            $(1.07)
- -------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per common share (note 15):
   Continuing Operations                                                   $(.03)           $(.13)            $(.64)
   Discontinued Operations                                                   .06              .20              (.27)
   Cumulative effect of change in accounting principle                        --               --              (.16)
- -------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per common share                              $.03             $.07            $(1.07)
- -------------------------------------------------------------------------------------------------------------------
Cash dividends per common share                                             $.20             $.20              $.40
- -------------------------------------------------------------------------------------------------------------------

The Notes to the Financial Statements are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET

(in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash and cash equivalents (note 1)                                                    $196                  $309
   Customer receivables (note 7)                                                        1,494                 1,126
   Inventories (note 8)                                                                   852                   916
   Uncompleted contracts costs over related billings (note 8)                             584                   362
   Program rights                                                                         301                    --
   Deferred income taxes (note 6)                                                         547                   438
   Prepaid and other current assets                                                       261                   160
- -------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                 4,235                 3,311
   Plant and equipment, net (note 9)                                                    1,924                 1,095
   Intangible and other noncurrent assets (note 10)                                     8,827                 2,559
   Net assets of Discontinued Operations (note 3)                                       1,669                 2,079
- -------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $16,655                $9,044
- -------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
   Revolving credit borrowings and other short-term debt (note 11)                       $309                  $634
   Current maturities of long-term debt (note 13)                                         330                     6
   Accounts payable                                                                       829                   666
   Uncompleted contracts billings over related costs (note 8)                             322                   400
   Other current liabilities (note 12)                                                  2,123                 1,162
- -------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                            3,913                 2,868
   Long-term debt (note 13)                                                             7,226                 1,865
   Other noncurrent liabilities (note 14)                                               3,997                 2,466
- -------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                      15,136                 7,199
- -------------------------------------------------------------------------------------------------------------------
Contingent liabilities and commitments (note 17)
Minority interest in equity of consolidated subsidiaries                                   11                    30
Shareholders' equity (note 15):
   Preferred stock, $1.00 par value (25 million shares authorized):
      Series A preferred (no shares issued)                                                --                    --
      Series B conversion preferred (no shares and 8 million
         shares issued)                                                                    --                     8
      Series C conversion preferred (4 million shares issued)                               4                     4
   Common stock, $1.00 par value (630 million shares authorized,
      426 million and 393 million shares issued)                                          426                   393
   Capital in excess of par value                                                       1,848                 1,932
   Common stock held in treasury                                                         (720)                 (870)
   Minimum pension liability adjustment (note 4)                                       (1,220)                 (962)
   Cumulative foreign currency translation adjustments                                    (11)                  (15)
   Retained earnings                                                                    1,181                 1,325
- -------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                              1,508                 1,815
- -------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                            $16,655                $9,044
- -------------------------------------------------------------------------------------------------------------------

The Notes to the Financial Statements are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS (in millions)

Year Ended December 31                                                          1995           1994            1993
- -------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities of Continuing Operations:
   Loss from Continuing Operations                                              $(12)           $(1)          $(174)
   Adjustments to reconcile loss from Continuing Operations
       to net cash provided by operating activities:
     Depreciation and amortization                                               202            191             193
     Pension settlement loss                                                      --            308              --
     Noncash restructuring charges                                                 6             --              52
     Losses (gains) on asset dispositions                                       (127)           (11)             95
     Provision for environmental and litigation expenses                         236             --             185
     Changes in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
       Receivables, current and noncurrent                                       204           (174)           (132)
       Inventories                                                                24            (65)            (51)
       Progress payments net of costs on uncompleted contracts                  (300)          (255)           (123)
       Accounts payable                                                          112            143             101
       Deferred and current income taxes                                           3           (221)           (283)
       Accrued taxes, interest and insurance                                     (62)             4              35
       Accrued restructuring costs                                               (21)           (92)            192
       Accrued employee compensation                                             102            (60)            (25)
       Other assets and liabilities                                               57            263             273
- -------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities of Continuing Operations                   424             30             338
- -------------------------------------------------------------------------------------------------------------------
Cash provided (used) by operating activities of Discontinued Operations          269            (84)            442
- -------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Business acquisitions                                                      (5,411)          (109)             --
   Business divestitures                                                         683          1,462              --
   Liquidation of assets of Financial Services                                   362            323           4,882
   Asset fundings of Financial Services                                           --            (86)         (2,015)
   Capital expenditures (note 21)                                               (290)          (259)           (272)
   Asset liquidations of trust investments                                       305             --              --
   Other                                                                          15             22              73
- -------------------------------------------------------------------------------------------------------------------
Cash provided (used) by investing activities                                  (4,336)         1,353           2,668
- -------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Short-term bank borrowings                                                  7,480          9,143          12,935
   Short-term bank repayments                                                 (8,294)       (11,079)        (15,575)
   Net reduction in other short-term debt                                       (416)          (599)           (532)
   Repayments of long-term debt                                                   (9)           (81)         (1,037)
   Long-term borrowings                                                        5,009             16             603
   Sale of equity securities                                                      --            505              --
   Treasury stock reissued                                                        89             58              81
   Debt issue costs                                                             (176)           (15)            (37)
   Dividends paid                                                               (159)          (153)           (190)
   Other                                                                           1              2              (2)
- -------------------------------------------------------------------------------------------------------------------
Cash provided (used) by financing activities                                   3,525         (2,203)         (3,754)
- -------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                           (118)          (904)           (306)
Cash and cash equivalents at beginning of period (note 1)                        344          1,248           1,554
- -------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period (note 1)                             $226           $344          $1,248
- -------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
   Interest paid--Continuing Operations                                         $214           $134            $163
   Interest paid--Discontinued Operations                                        139            259             475
   Income taxes paid                                                              61            123              75
- -------------------------------------------------------------------------------------------------------------------

The Notes to the Financial Statements are an integral part of these financial statements and include descriptions of noncash transactions.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Westinghouse Electric Corporation (Westinghouse) and its subsidiary companies (together, the Corporation) after elimination of intercompany accounts and transactions. Investments in joint ventures and other companies in which the Corporation does not control but has the ability to exercise significant management influence over operating and financial policies are accounted for by the equity method.

Certain previously reported amounts have been reclassified to conform to the 1995 presentation.

DISCONTINUED OPERATIONS

In December 1995, the Corporation announced a plan to divest its defense and electronic systems business and The Knoll Group (Knoll), its office furniture unit. In July 1995, the Corporation sold WCI Communities, Inc. (WCI), its land development subsidiary. The Corporation's defense and electronic systems business represented a separate major line of business that comprised approximately 90% of the former Electronic Systems segment. Knoll and WCI were previously reported as separate industry segments in Continuing Operations. In March 1996, the Corporation adopted a plan to exit its environmental services line of business included in its former Government & Environmental Services segment.

As a result, certain financial information previously issued has been restated to give effect to the classification of these businesses as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB
30). See note 3 to the financial statements. The Corporation previously classified as Discontinued Operations its Distribution and Control Business Unit (DCBU), Westinghouse Electric Supply Company (WESCO) and its Financial Services businesses in conjunction with a 1992 plan to exit these businesses.

REVENUE RECOGNITION

Sales are recorded primarily as products are shipped and services are rendered. The percentage-of-completion method of accounting is used for major power generation systems with a cycle time in excess of one year and major nuclear fuel and related equipment orders.

Sales for the Corporation's broadcasting business have been restated due to the first quarter 1996 elimination of agency commissions as a component of sales and costs.

AMORTIZATION OF INTANGIBLE ASSETS

Identifiable intangible assets related to the Corporation's broadcasting business primarily include Federal Communications Commission (FCC) licenses, which are limited as to availability and have historically appreciated in value with the passage of time. These identifiable intangible assets and goodwill are amortized using the straight-line method over their estimated lives but not in excess of 40 years.

For the Corporation's industry and technology businesses, goodwill and other acquired intangible assets are amortized using the straight-line method over their estimated lives but not in excess of 40 years for assets acquired prior to January 1, 1994 and not in excess of 15 years for assets acquired after December 31, 1993.

Subsequent to the acquisition of an intangible asset, the Corporation continually evaluates whether later events and circumstances indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of such an asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Corporation uses an estimate of the related business' undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. If such an analysis indicates that impairment has in fact occurred, the Corporation writes down the book value of the intangible asset to its fair market value.

CASH AND CASH EQUIVALENTS

The Corporation considers all investment securities with a maturity of three months or less when acquired to be cash equivalents. All cash and temporary investments are placed with high-credit quality financial institutions, and the amount of credit exposure to any one financial institution is limited. At December 31, 1995 and 1994, cash and cash equivalents included restricted funds of $42 million and $61 million, respectively.

INVENTORIES

Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out (FIFO) basis, or market. The elements of cost included in inventories are direct labor, direct material and certain overheads including factory depreciation. Long-term contracts in process include costs incurred plus estimated profits on contracts accounted for using the percentage-of-completion method.

PLANT AND EQUIPMENT

Plant and equipment assets are recorded at cost and depreciated generally using the straight-line method over their estimated useful lives. Depreciation is generally computed on the straight-line method based on useful lives of 27.5-60 years for buildings, 20 years for land improvements, 3-10 years for office equipment, and 3-12 years for machinery and transportation equipment. Leasehold improvements are amortized over the terms of the respective leases. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred. The Corporation limits capitalization of newly acquired assets to those assets with cost in excess of $1,500.

PROGRAM RIGHTS

Costs incurred in connection with the production of, or the purchase of rights to, programs to be broadcast within one year are classified as current assets while costs of those programs to be broadcast subsequently are considered noncurrent. Program costs are charged to expense as the respective programs are broadcast.

ENVIRONMENTAL COSTS

The Corporation expenses or capitalizes, if appropriate under the Corporation's capitalization policy, environmental expenditures that relate to current operations. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. The Corporation records liabilities when environmental assessments or remedial efforts are probable, and the costs can be reasonably estimated. Such estimates are adjusted if necessary based on the completion of a formal study or the Corporation's commitment to a formal plan of action.

The Corporation accrues over their estimated remaining useful lives the anticipated future costs of environmental closure activities and decommissioning nuclear licensed sites.

OFF-BALANCE-SHEET HEDGING

Debt Instruments

The Corporation has entered into interest rate and currency exchange agreements to manage exposure to fluctuations in interest and foreign exchange rates. Interest rate exchange agreements generally involve the exchange of interest payments without exchange of the underlying principal amounts. The Corporation does not enter into speculative or leveraged derivative transactions.

The differentials paid or received on interest rate swap agreements are accrued and recognized as adjustments to interest expense; gains and losses realized upon early settlement of these agreements are deferred and amortized to interest expense over the term of the original agreement if the underlying hedged debt instrument remains outstanding or expensed immediately if the underlying hedged instrument is settled. At December 31, 1995 and 1994, the Corporation had no deferred gains or losses from terminated interest rate swaps recorded on its balance sheet.

Foreign Exchange

The Corporation's foreign exchange policy includes matching purchases and sales in national currencies when possible and hedging unmatched transactions in excess of $250,000. In accordance with this policy, the Corporation has entered into various foreign exchange agreements in which it sells a currency forward to hedge a receivable or purchases a currency forward to hedge a payable.

Gains and losses on foreign currency contracts offset gains and losses resulting from currency fluctuations inherent in the underlying transactions. Gains and losses on contracts that hedge specific foreign currency commitments are deferred and recognized in net income in the period in which the transaction is consummated.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to litigation and environmental liabilities, based on currently available information. Changes in facts and circumstances may result in revised estimates.

CHANGES IN ACCOUNTING PRINCIPLES

In December 1993, the Corporation adopted, retroactive to January 1, 1993, Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires employers to adopt accrual accounting for workers' compensation, salary continuation, medical and life insurance continuation, severance benefits and disability benefits provided to former or inactive employees after employment but before retirement. The Corporation's previous practice was to expense these costs as incurred. See note 5 to the financial statements.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and those assets to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is effective beginning in 1996. The Corporation is currently evaluating the effect that implementation of this new standard will have on its results of operations and financial position.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a fair value based method of accounting for an employee stock option and allows companies to continue to measure compensation cost for such plans using the intrinsic value based method of accounting prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Beginning in 1996, companies electing to remain with accounting under APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Corporation plans to continue accounting for its stock-based employee compensation plans under APB 25 and will present the pro forma disclosures required under this statement in 1996.

NOTE 2: CBS ACQUISITION

On November 24, 1995, pursuant to the terms of a merger agreement, the Corporation acquired CBS Inc. (CBS) for a purchase price of approximately $5.4 billion. The acquisition was financed by borrowings under a $7.5 billion credit agreement executed in September 1995.

The acquisition has been accounted for by the purchase method. Accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired, totalling $4.8 billion, has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

The estimated fair values of assets acquired and liabilities assumed are summarized in the table below:

Fair Values of Assets Acquired and Liabilities Assumed (in millions)

At November 24                                                                           1995
- -------------------------------------------------------------------------------------------------------------------
Receivables                                                                              $643
Program rights                                                                            301
Investments                                                                               233
Plant and equipment                                                                       777
Identifiable intangible assets:
   FCC licenses                                                                           994
   Film library and other                                                                 162
Goodwill                                                                                4,794
Other assets                                                                               25
Liabilities for talent, program rights and similar contracts                             (716)
Debt                                                                                     (850)
Deferred income taxes                                                                    (270)
Pension, postretirement and postemployment benefits                                      (244)
Accrued restructuring costs                                                              (100)
Other liabilities                                                                        (398)
- -------------------------------------------------------------------------------------------------------------------
Total purchase price                                                                   $5,351
- -------------------------------------------------------------------------------------------------------------------

The Corporation's Consolidated Statement of Income for the year ended December 31, 1995 includes the operating results of CBS from the acquisition date. The following unaudited pro forma information combines the consolidated results of operations of the Corporation with those of CBS as if the acquisition had occurred at the beginning of 1995 and 1994, after giving effect to certain purchase accounting adjustments, including additional depreciation expense resulting from a step-up in basis of fixed assets, additional amortization expense from goodwill and other identified intangible assets, increased interest expense from acquisition debt and related income tax effects.

Pro Forma Results (Unaudited) (in millions except per share amounts)

Year ended December 31                                                                   1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Sales                                                                                  $8,953                $9,202
Interest expense                                                                         (710)                 (529)
Loss from Continuing Operations                                                          (497)                  (96)
Primary loss per common share--Continuing Operations                                    (1.29)                 (.38)
Fully diluted loss per common share--Continuing Operations                              (1.15)                 (.38)
- -------------------------------------------------------------------------------------------------------------------

This pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the operating results that actually would have occurred had the CBS acquisition been consummated on January 1, 1995 or 1994. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

NOTE 3: DISCONTINUED OPERATIONS

In March 1996, the Corporation adopted a plan to exit its environmental services line of business included in its former Government & Environmental Services segment. During the first quarter of 1996, the Corporation recorded an after-tax charge for the estimated loss on disposal of $146 million.

In December 1995, the Corporation adopted a plan to reduce debt incurred for the acquisition of CBS through the sale of Knoll and its defense and electronic systems business. In December 1995, a definitive agreement was reached to sell Knoll to Warburg, Pincus Ventures, L.P., an affiliate of E. M. Warburg, Pincus & Company, for $565 million of cash. In January 1996, an agreement was executed with Northrop Grumman Corporation for the sale of the defense and electronic systems business for $3 billion of cash. In addition, Northrop Grumman will assume approximately $500 million of pension and postretirement benefit liabilities associated with the active employees of the business. These transactions, which are expected to result in a combined after-tax gain ranging from $1.2 to $1.4 billion, are expected to be completed during the first quarter of 1996. The gain will be recognized when realized. The net proceeds from these transactions will be used to repay debt of Continuing Operations.

In July 1995, the Corporation sold WCI for $430 million of cash and retained approximately $125 million of mortgage notes receivable with maturities through 1997 and other securities. In addition, the buyer assumed $19 million of debt. Concurrently, the Corporation invested $48 million for a 24% equity interest in the new business. The Corporation is actively pursuing the divestiture of this investment. The net cash proceeds from the divestiture of WCI were used to repay debt of Discontinued Operations. A net loss of $76 million was recognized on the disposal.

In November 1992, the Corporation announced a plan that included exiting Financial Services through the disposition of its $9 billion asset portfolios and the sales of DCBU and WESCO. The disposition of Financial Services assets involved the sale of the real estate and corporate finance portfolios over a three-year period and the liquidation of the leasing portfolio over a longer period of time in accordance with contractual terms.

Based on its quarterly review of the assumptions used in determining the estimated loss from Discontinued Operations that was recorded in 1992, the Corporation recorded an additional pre-tax provision for loss on disposal of Discontinued Operations of $148 million in 1993. This change in the estimated loss resulted from a reduction of the expected selling prices of WESCO and an Australian subsidiary of DCBU; a decision to sell in bulk a Financial Services residential development that the Corporation, upon adoption of the Plan, had intended to develop; and a revision to the estimated interest costs expected to be incurred by the Discontinued Operations during the disposal period.

During the first quarter of 1994, the Corporation completed the sales of DCBU and WESCO for proceeds in excess of $1.1 billion and approximately $340 million, respectively.

The assets and liabilities of Discontinued Operations have been separately classified on the balance sheet as net assets of Discontinued Operations. A summary of these assets and liabilities follows:

Net Assets of Discontinued Operations (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                                                 $30                   $35
Customer receivables                                                                      448                   428
Inventories                                                                               253                   625
Uncompleted contracts costs over related billings                                         152                   193
Plant and equipment                                                                       661                   803
Portfolio investments                                                                     901                 1,230
Deferred income taxes (note 6)                                                            432                   461
Land not developed                                                                         --                   244
Other assets                                                                              751                   854
- -------------------------------------------------------------------------------------------------------------------
Total assets--Discontinued Operations                                                   3,628                 4,873
- -------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Accounts payable                                                                          174                   175
Uncompleted contracts billings over related costs                                         121                    73
Other current liabilities                                                                 508                   684
Short-term debt (note 11)                                                                  81                   402
Current maturities of long-term debt (note 13)                                            265                   241
Liability for estimated loss on disposal                                                  134                   145
Postretirement benefits liability (note 5)                                                108                   111
Pension liability (note 4)                                                                398                   333
Other noncurrent liabilities                                                               13                    41
Long-term debt (note 13)                                                                  157                   589
- -------------------------------------------------------------------------------------------------------------------
Total liabilities--Discontinued Operations                                              1,959                 2,794
- -------------------------------------------------------------------------------------------------------------------
Net assets of Discontinued Operations                                                  $1,669                $2,079
- -------------------------------------------------------------------------------------------------------------------

In 1995, the Corporation reduced the debt of Discontinued Operations to that amount which it believes is supportable by the leasing portfolio and other miscellaneous assets. The debt is expected to be repaid as the leasing portfolio liquidates over its contractual term and through sales of such miscellaneous assets.

Management believes that the net proceeds anticipated from the continued liquidation of assets of Discontinued Operations will be sufficient to fund Discontinued Operations. Management further believes that the liability for the estimated loss on disposal of Discontinued Operations is adequate to cover future operating costs and estimated credit losses related to Financial Services and the remaining costs associated with WCI, DCBU and WESCO. The adequacy of this liability is evaluated each quarter. The first quarter 1996 after-tax charge of $146 million is expected to cover future operating losses and divestiture costs associated with the environmental services businesses.

Inventories

Inventories of Discontinued Operations consisted of the following:

Inventories (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Raw materials                                                                             $48                   $60
Work in process                                                                           288                   663
Finished goods                                                                              3                     5
- -------------------------------------------------------------------------------------------------------------------
                                                                                          339                   728
Long-term contracts in process                                                            262                   397
Progress payments to subcontractors                                                        53                    58
Recoverable engineering and development costs                                             205                   308
- -------------------------------------------------------------------------------------------------------------------
                                                                                          859                 1,491
Inventoried costs related to contracts with progress billing terms                       (606)                 (866)
- -------------------------------------------------------------------------------------------------------------------
Inventories                                                                              $253                  $625
- -------------------------------------------------------------------------------------------------------------------


Costs and Billings on Uncompleted Contracts (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Costs included in inventories                                                            $555                  $795
Progress billings on contracts                                                           (403)                 (602)
- -------------------------------------------------------------------------------------------------------------------
Uncompleted contracts costs over related billings                                        $152                  $193
- -------------------------------------------------------------------------------------------------------------------
Progress billings on contracts                                                           $172                  $144
Costs included in inventories                                                             (51)                  (71)
- -------------------------------------------------------------------------------------------------------------------
Uncompleted contracts billings over related costs                                        $121                   $73
- -------------------------------------------------------------------------------------------------------------------

Substantially all inventories at December 31, 1995 related to long-term contracts. Inventoried costs do not exceed realizable values.

Portfolio Investments

Portfolio investments by category of investment and financing at December 31, 1995 and 1994 are summarized in the table below:

Portfolio Investments (in millions)

                                                                                  Real Estate
                                                                Leasing           & Corporate                 Total
- -------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1995
Receivables                                                        $820                    $2                  $822
Other portfolio investments                                          45                    34                    79
- -------------------------------------------------------------------------------------------------------------------
Portfolio investments                                              $865                   $36                  $901
- -------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Receivables                                                        $886                   $27                  $913
Other portfolio investments                                          38                   279                   317
- -------------------------------------------------------------------------------------------------------------------
Portfolio investments                                              $924                  $306                $1,230
- -------------------------------------------------------------------------------------------------------------------

Other portfolio investments remaining at December 31, 1995 consisted of real estate properties and investments in leasing partnerships. The leasing portfolio is expected to liquidate through 2015 in accordance with contractual terms.

Leasing receivables consist of direct financing and leveraged leases. At December 31, 1995 and 1994, 84% and 81%, respectively, related to aircraft, and 16% and 18%, respectively, related to cogeneration facilities.

The components of the Corporation's net investment in leases at December 31, 1995 and 1994 are as follows:

Net Investment in Leases (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Rentals receivable (net of principal and interest on nonrecourse loans)                  $775                  $864
Estimated residual value of leased assets                                                 373                   389
Unearned and deferred income                                                             (328)                 (367)
- -------------------------------------------------------------------------------------------------------------------
Investment in leases                                                                      820                   886
Deferred taxes and deferred investment tax credits arising from leases                   (584)                 (610)
- -------------------------------------------------------------------------------------------------------------------
Investment in leases, net                                                                $236                  $276
- -------------------------------------------------------------------------------------------------------------------

At December 31, 1995 and 1994, deferred investment tax credits totalled $23 million and $25 million, respectively. These deferred investment tax credits are recognized as income over the contractual terms of the respective leases.

Contractual maturities for the Corporation's leasing receivables at December 31, 1995 are as follows:

Contractual Maturities for Leasing Receivables (in millions)

At December 31, 1995                                                      Year of Maturity
- -------------------------------------------------------------------------------------------------------------------
                                                                                                              After
                                                     Total    1996     1997     1998      1999      2000       2000
- -------------------------------------------------------------------------------------------------------------------
Leasing                                               $820     $29      $23      $22       $24       $31       $691
- -------------------------------------------------------------------------------------------------------------------

In accordance with APB 30, the consolidated financial statements reflect the operating results of Discontinued Operations separately from Continuing Operations. Interest expense totalling $48 million, $37 million, and $46 million for 1995, 1994 and 1993, respectively, has been allocated to Discontinued Operations based on the ratio of the net assets of Knoll and the defense and electronic systems business to the sum of total consolidated net assets plus consolidated debt. Summarized operating results of Discontinued Operations follow:

Operating Results of Discontinued Operations--1996 and 1995 Measurement Dates (in millions)

                                                                                Defense and
                                                Environmental                     Electronic
                                                     Services           WCI          Systems       Knoll      Total
- -------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
Sales of products and services                          $299           $108         $2,549         $621      $3,577
Income (loss) before income taxes                        (52)            23            163           30         164
Income taxes                                              20             (8)           (57)         (16)        (61)
Net income (loss)                                        (32)            15            106           14         103

YEAR ENDED DECEMBER 31, 1994
Sales of products and services                          $335           $248         $2,189         $562      $3,334
Income (loss) before income taxes                        (20)            71            187          (84)        154
Income taxes                                               8            (26)           (68)          10         (76)
Net income (loss)                                        (12)            45            119          (74)         78

YEAR ENDED DECEMBER 31, 1993
Sales of products and services                          $317           $253         $2,361         $510      $3,441
Income (loss) before income taxes                       (117)            57            115          (55)         --
Income taxes                                              45            (19)           (44)          17          (1)
Net income (loss)                                        (72)            38             71          (38)         (1)
- -------------------------------------------------------------------------------------------------------------------


Operating Results of Discontinued Operations--November 1992 Measurement Date (in millions)

                                                              Financial                DCBU &
                                                               Services                 WESCO                 Total
- -------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
Sales of products and services                                      $31                   $--                   $31
Net loss                                                            (52)                   --                   (52)

YEAR ENDED DECEMBER 31, 1994
Sales of products and services                                      $41                  $319                  $360
Net earnings (losses)                                              (204)                    4                  (200)

YEAR ENDED DECEMBER 31, 1993
Sales of products and services                                     $305                $2,384                $2,689
Net earnings (losses)                                              (212)                   66                  (146)
- -------------------------------------------------------------------------------------------------------------------

NOTE 4: PENSIONS

The Corporation has a number of defined benefit pension plans covering substantially all employees. Most plan benefits are based on either years of service and compensation levels at the time of retirement or a formula based on career earnings. Pension benefits are paid primarily from trusts funded by the Corporation and employee contributions. The Corporation funds its qualified U.S. pension plans at amounts equal to or greater than the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Substantially all plan assets are invested in stocks, fixed income securities, and real estate investments. The Corporation also participates in various multi-employer, union-administered defined benefit plans that cover certain broadcast employees as a result of the acquisition of CBS. Pension expense related to these plans for 1995 was not material.

Net Periodic Pension Costs (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Service cost                                                        $53                   $79                   $65
Interest cost on projected
   benefit obligation                                               391                   404                   426
Amortization of unrecognized
   net obligation                                                    35                    36                    41
Amortization of unrecognized prior
   service cost (benefit)                                           (11)                    6                     5
Amortization of unrecognized net loss                                68                   112                    48
- -------------------------------------------------------------------------------------------------------------------
                                                                    536                   637                   585
- -------------------------------------------------------------------------------------------------------------------
Return on plan assets:
Actual return on plan assets                                       (584)                  (18)                 (414)
Deferred gain (loss)                                                245                  (385)                  (40)
- -------------------------------------------------------------------------------------------------------------------
Recognized return on plan assets                                   (339)                 (403)                 (454)
- -------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                          $197                  $234                  $131
- -------------------------------------------------------------------------------------------------------------------

The Corporation's restructuring activities contributed to a high level of lump-sum cash distributions from the Corporation's pension fund during 1994. The magnitude of these cash distributions required that the Corporation apply the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and recognize a settlement loss of $308 million in 1994. This noncash charge to income represents the pro rata portion of unrecognized losses associated with the pension obligation that was settled. The recognition of this settlement loss in 1994 reduced the amortization of unrecognized net loss included in net periodic pension cost for 1995.

A curtailment charge of $22 million related to the 1993 restructuring activities was included in the loss from Continuing Operations for the year ended December 31, 1993. See note 20 to the financial statements.

Significant Pension Plan Assumptions

At December 31                                                     1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Discount rate                                                     6.75%                  8.5%                 7.25%
Compensation increase rate                                           4%                    4%                    4%
Long-term rate of return on plan assets                           9.75%                 9.75%                 9.75%
- -------------------------------------------------------------------------------------------------------------------

The requirement of SFAS No. 87 to adjust the discount rate to reflect current and expected-to-be available interest rates on high quality fixed income investments resulted in a decrease in the Corporation's assumed discount rate from 8.5% at December 31, 1994 to 6.75% at December 31, 1995.

Net periodic pension cost is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year.

The following table sets forth the funded status of the defined benefit plans and amounts recognized in the Corporation's balance sheet at December 31, 1995 and 1994:

Funded Status--Pension Plans (in millions)

At December 31                                                   1995                              1994
- -------------------------------------------------------------------------------------------------------------------
                                                          Assets     Accumulated             Assets     Accumulated
                                                          Exceed        Benefits             Exceed        Benefits
                                                     Accumulated          Exceed        Accumulated          Exceed
                                                        Benefits          Assets           Benefits          Assets
- -------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested                                                  $(561)        $(4,944)                --         $(4,412)
   Nonvested                                                 (31)           (328)                --            (319)
- -------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                              (592)         (5,272)                --          (4,731)
Effect of projected future compensation levels              (122)           (261)                --            (273)
- -------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                         (714)         (5,533)                --          (5,004)
Plan assets at fair value                                    730           3,407                 --           3,557
- -------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets         16          (2,126)                --          (1,447)
Unrecognized net loss                                         25           2,120                 --           1,736
Prior service benefit not yet recognized in
   net periodic pension cost                                  --             (95)                --            (136)
Unrecognized net transition obligation                        --             161                 --             250
- -------------------------------------------------------------------------------------------------------------------
Prepaid pension cost                                          41              60                 --             403
Minimum pension liability                                     --          (1,925)                --          (1,577)
- -------------------------------------------------------------------------------------------------------------------
Pension asset (liability) included in
   consolidated balance sheet                                $41         $(1,865)                --         $(1,174)
- -------------------------------------------------------------------------------------------------------------------

Included in plan assets at December 31, 1995 are 5,612,600 shares of the Corporation's common stock having a market value of approximately $92 million. Dividends paid by the Corporation during 1995 on shares held by the pension fund totalled approximately $1 million.

During 1995 and 1994, respectively, the Corporation contributed $315 million and $310 million of cash to its pension plans.

The accumulated benefit obligation in excess of assets at December 31, 1995 increased $691 million compared to December 31, 1994. This increase represents the net effect of numerous factors but was driven primarily by the change in the discount rate assumption from 8.5% to 6.75%.

The Corporation sponsors various non-qualified supplemental pension plans that provide additional benefits to certain employees and are paid from the Corporation's assets held in rabbi trusts. The unfunded accumulated benefit obligation under these plans at December 31, 1995 included in the table above was $286 million.

The pending first quarter 1996 sale of the Corporation's defense and electronic systems business is expected to reduce the Corporation's unfunded accumulated benefit obligation by $398 million as certain pension obligations are being assumed by the buyer. At December 31, 1995 and 1994, included in the balance sheet of Continuing and Discontinued Operations are the following pension assets and liabilities:

Balance Sheet Status (in millions)

At December 31                                                 1995                                1994
- -------------------------------------------------------------------------------------------------------------------
                                                 Net Pension       Intangible         Net Pension        Intangible
                                                   Liability            Asset           Liability             Asset
- -------------------------------------------------------------------------------------------------------------------
Continuing Operations                                $(1,426)             $63               $(841)              $97
Discontinued Operations                                 (398)               3                (333)               17
- -------------------------------------------------------------------------------------------------------------------
Total                                                $(1,824)             $66             $(1,174)             $114
- -------------------------------------------------------------------------------------------------------------------

For financial reporting purposes, a pension plan is considered unfunded when the fair value of plan assets is less than the accumulated benefit obligation. When that is the case, a minimum pension liability is recognized for the sum of the unfunded amount plus any prepaid pension cost. In recognizing such a liability, an intangible asset is usually recorded up to the sum of the prior service cost not yet recognized and the unrecognized transition obligation. When the liability to be recognized is greater than the intangible asset limit, a charge is made to shareholders' equity for the difference, net of any tax effects.

At December 31, 1995, a minimum pension liability of $1,925 million was recognized for the sum of the unfunded amount of $1,865 million plus the prepaid pension cost of $60 million. An intangible asset of $66 million and a charge to shareholders' equity of $1,859 million, which was reduced to $1,220 million due to deferred tax effects of $639 million, offset the pension liability. As a result of this remeasurement, year-end 1995 shareholders' equity was decreased by $258 million from December 31, 1994.

At December 31, 1994, a minimum pension liability of $1,577 million was recognized for the sum of the unfunded amount of $1,174 million plus the prepaid pension cost of $403 million. An intangible asset of $114 million and a charge to shareholders' equity of $1,463 million, which was reduced to $962 million due to deferred tax effects of $501 million, offset the pension liability. As a result of this remeasurement, year-end 1994 shareholders' equity was increased by $253 million from December 31, 1993.

NOTE 5: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS AND POSTEMPLOYMENT BENEFITS

The Corporation has defined benefit postretirement plans that provide medical, dental and life insurance for eligible retirees and dependents.

The components of net periodic postretirement benefit cost follow:

Net Periodic Postretirement Benefit Cost (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Service cost, benefits attributed to employee
   service during the year                                          $13                   $20                   $15
Interest cost on accumulated postretirement
   benefit obligation                                               100                    93                    96
Amortization of unrecognized net (gain) loss                         (4)                    4                    --
Recognized return on plan assets                                     (1)                   (1)                   --
- -------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                           $108                  $116                  $111
- -------------------------------------------------------------------------------------------------------------------

The assumptions used to develop the net periodic postretirement benefit cost and the present value of benefit obligations are shown below:

Significant Postretirement Benefit Plan Assumptions

At December 31                                                     1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Discount rate                                                     6.75%                  8.5%                 7.25%
Health care cost trend rates                                      10.5%*                  11%*                  12%*
Compensation increase rate                                           4%                    4%                    4%
Long-term rate of return on plan assets                              7%                    7%                 9.75%
- -------------------------------------------------------------------------------------------------------------------

*From December 31, 1995, the rate was assumed to decrease ratably to 5% in 2006, decrease to 4.75% in 2007 and remain at that level thereafter. From December 31, 1994 and 1993, the rate was assumed to decrease ratably to 6.5% and 7%, respectively, and remain at that level thereafter.

Net periodic postretirement benefit cost is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year.

The funded status and amounts recognized in the Corporation's balance sheet at December 31, 1995 and 1994 were as follows:

Funded Status--Postretirement Benefits  (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                                           $(1,215)                $(893)
   Fully eligible, active plan participants                                               (40)                  (32)
   Other active plan participants                                                        (352)                 (253)
- -------------------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                                    (1,607)               (1,178)
Unrecognized net loss                                                                     257                    36
Unrecognized prior service benefit                                                        (45)                  (58)
Plan assets at fair value                                                                  72                    12
- -------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                                   $(1,323)              $(1,188)
- -------------------------------------------------------------------------------------------------------------------

The accrued postretirement benefit cost for Discontinued Operations at December 31, 1995 and 1994 was $108 million and $111 million, respectively, which is included in the net assets of Discontinued Operations. These liabilities are being assumed by the buyers of the Corporation's defense and electronic systems business and Knoll.

The funded assets consist primarily of interest bearing securities. The effect of a 1% annual increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation by approximately $95 million and would increase net periodic postretirement benefit cost by approximately $8 million.

Certain of the Corporation's non-U.S. subsidiaries have private and government-sponsored plans for retirees. The cost for these plans is not significant to the Corporation.

The Corporation provides certain postemployment benefits to former or inactive employees and their dependents during the time period following employment but before retirement. In December 1993, the Corporation adopted retroactive to January 1, 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Prior to 1993, postemployment benefits were recognized primarily as they were paid. The Corporation's charge for adoption of SFAS No. 112 at January 1, 1993 was $56 million, net of $30 million of deferred taxes, and was immediately recognized as the cumulative effect of a change in accounting for postemployment benefits.

At December 31, 1995 and 1994, the Corporation's liability for postemployment benefits totalled $98 million and $77 million, respectively. The liability for postemployment benefits included in the net assets of Discontinued Operations was $2 million at both December 31, 1995 and 1994.

NOTE 6: INCOME TAXES

Income tax expense (benefit) included in the consolidated financial statements follows:

Components of Consolidated Income Taxes (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Continuing Operations                                               $14                   $(5)                 $(71)
Discontinued Operations                                              30                    76                   (52)
Cumulative effect of change in accounting
   principle for postemployment benefits                             --                    --                   (30)
- -------------------------------------------------------------------------------------------------------------------
Income taxes (benefit)                                              $44                   $71                 $(153)
- -------------------------------------------------------------------------------------------------------------------

Income Taxes From Continuing Operations (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                          $(3)                 $(77)                  $84
   State                                                             (2)                    6                    10
   Foreign                                                           22                    28                    21
- -------------------------------------------------------------------------------------------------------------------
Total income taxes current                                           17                   (43)                  115
- -------------------------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                          (19)                   62                  (159)
   State                                                             --                   (12)                   21
   Foreign                                                           16                   (12)                  (48)
- -------------------------------------------------------------------------------------------------------------------
Total income taxes deferred                                          (3)                   38                  (186)
- -------------------------------------------------------------------------------------------------------------------
Income taxes (benefit)                                              $14                   $(5)                 $(71)
- -------------------------------------------------------------------------------------------------------------------

Consolidated Income Taxes (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                          $18                   $18                  $138
   State                                                              7                    24                    19
   Foreign                                                           27                    28                    23
- -------------------------------------------------------------------------------------------------------------------
Total income taxes current                                           52                    70                   180
- -------------------------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                          (21)                   28                  (294)
   State                                                             (2)                  (13)                   14
   Foreign                                                           15                   (14)                  (53)
- -------------------------------------------------------------------------------------------------------------------
Total income taxes deferred                                          (8)                    1                  (333)
- -------------------------------------------------------------------------------------------------------------------
Income taxes (benefit)                                              $44                   $71                 $(153)
- -------------------------------------------------------------------------------------------------------------------

Deferred federal income taxes for 1993 include a benefit of $62 million resulting from the enactment of an increase in the statutory federal income tax rate from 34% to 35%.

In addition to the amounts in the tables above, during 1995, 1994 and 1993, $138 million of income tax benefit, $132 million of income tax expense and $378 million of income tax benefit, respectively, were recorded in shareholders' equity as part of the pension liability adjustment. See note 4 to the financial statements.

The foreign portion of income or loss before income taxes and minority interest in income of consolidated subsidiaries included in the consolidated statement of income was income of $128 million in 1995 and losses of $34 million in 1994 and $6 million in 1993. Such income or loss consisted of profits and losses generated from foreign operations (both Continuing and Discontinued) that can be subject to both U.S. and foreign income taxes.

Deferred federal income taxes have not been provided on cumulative undistributed earnings from foreign subsidiaries totalling $432 million at December 31, 1995 in which the earnings have been reinvested for an indefinite time. It is not practicable to determine the income tax liability that would result were such earnings repatriated.

Income from Continuing Operations includes income of certain manufacturing operations in Puerto Rico, which are eligible for tax credits against U.S. federal income tax and partially exempt from Puerto Rican income tax under grants of industrial tax exemptions. These tax exemptions provided net tax benefits of $17 million in 1995, $14 million in 1994 and $17 million in 1993. The exemptions will expire at various dates from 2002 through 2007.

Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. The types of differences that give rise to significant portions of deferred income tax liabilities or assets are shown in the accompanying table:

Consolidated Deferred Income Tax Sources (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Provisions for expenses and losses                                                     $1,133                  $812
Accumulated depreciation and amortization                                                (814)                 (163)
Long-term contracts in process                                                             41                    81
Leasing activities                                                                       (584)                 (583)
Minimum pension liabilities                                                               474                   403
Operating losses and credit carryforwards                                               1,405                 1,360
Postretirement and postemployment benefits                                                590                   477
Other deferred tax assets                                                                 170                   184
Other deferred tax liabilities                                                           (129)                  (90)
Valuation allowance for deferred taxes                                                    (98)                 (101)
- -------------------------------------------------------------------------------------------------------------------
Deferred income taxes, net asset                                                       $2,188                $2,380
- -------------------------------------------------------------------------------------------------------------------

The valuation allowance for deferred taxes represents foreign tax credits not anticipated to be utilized and operating loss carryforwards of certain foreign subsidiaries. The net balance of deferred income taxes is intended to offset income taxes on future taxable income expected to be earned by the Corporation's Continuing Operations.

At December 31, 1995, for federal income tax purposes, there were regular tax net operating loss carryforwards of $416 million which expire by the year 2007, $2,462 million which expire by the year 2008, and $351 million which expire by the year 2010. At December 31, 1995, for alternative minimum tax purposes, there were loss carryforwards of $151 million which expire by the year 2007, $2,390 million which expire by the year 2008, $38 million which expire by the year 2010 and alternative minimum tax credit carryforwards of $211 million which have no expiration date. At December 31, 1995, there were $172 million of net operating loss carryforwards attributable to foreign subsidiaries. Of this total, approximately $41 million has no expiration date. The remaining amount will expire not later than 2002. A valuation allowance has been established for $58 million of the deferred tax benefit related to those loss carryforwards for which it is considered likely that the benefit will not be realized.

Effective Tax (Benefit) Rate for Continuing Operations

Year ended December 31                                                      1995                1994            1993
- ---------------------------------------------------------------------------------------------------------------------
Federal statutory income tax (benefit) rate                                35.0%              35.0%            (35.0)%
Increase (decrease) in the tax (benefit) rate resulting from:
   Adjustment of deferred tax asset for increase
      in federal income tax rate                                            --                 --              (23.2)
   Income taxes of prior years                                             87.9              182.5              21.0
   Writeoff of intangible assets                                           74.4              189.1               4.9
   Interest on prior years' federal income tax,
      net of federal effect                                                 --              (368.5)              6.3
   State income tax, net of federal effect                                (10.5)            (110.6)              8.7
   Lower tax rate on income of foreign sales corporations                 (25.9)            (151.1)             (5.4)
   Lower tax rate on net income of Puerto Rican operations               (133.6)            (447.5)             (7.2)
   Gain on sale of stock of subsidiary and affiliate                       96.2                --                --
   Valuation allowance for deferred taxes                                 (15.0)            (129.1)             (3.1)
   Adjustment of deferred tax asset included in equity
      for change in federal income tax rate                                 --                94.8               --
   Loss of foreign tax credit                                              23.5              251.7               4.6
   Foreign rate differential                                              (77.8)            (249.0)             (2.8)
   Nondeductible expenses                                                  44.7              192.3               0.9
   Income from equity investments                                          (6.7)              28.3               0.1
   Dividends from foreign subsidiaries                                     14.1              229.9               2.1
   Other                                                                    0.9               87.6              (2.1)
- --------------------------------------------------------------------------------------------------------------------
Effective tax (benefit) rate for Continuing Operations                    107.2%            (164.6)%           (30.2)%
- --------------------------------------------------------------------------------------------------------------------

The federal income tax returns of the Corporation and its wholly owned subsidiaries are settled through the year ended December 31, 1989. The Corporation has reached an agreement with the Internal Revenue Service regarding intercompany pricing adjustments applicable to operations in Puerto Rico for the years 1990 through 1992 and a tentative agreement for 1993. Management believes that adequate provisions for taxes have been made through December 31, 1995.

NOTE 7: CUSTOMER RECEIVABLES

Customer receivables at December 31, 1995 included $120 million, which represented the sales value of material shipped under long-term contracts but not billed to the customer. Billings will occur upon shipment of major components of the contract. Collection of these receivables is expected to be substantially completed within one year.

Allowances for doubtful accounts of $35 million and $50 million at December 31, 1995 and 1994, respectively, were deducted from customer receivables. The Corporation performs ongoing credit evaluations of its customers and generally does not require collateral.

NOTE 8: INVENTORIES AND COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

Inventories (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Raw materials                                                                             $88                  $102
Work in process                                                                           446                   387
Finished goods                                                                            122                   163
- -------------------------------------------------------------------------------------------------------------------
                                                                                          656                   652
Long-term contracts in process                                                          1,002                   470
Progress payments to subcontractors                                                        21                    38
Recoverable engineering and development costs                                              60                   139
- -------------------------------------------------------------------------------------------------------------------
                                                                                        1,739                 1,299
Inventoried costs related to contracts with progress billing terms                       (887)                 (383)
- -------------------------------------------------------------------------------------------------------------------
Inventories                                                                              $852                  $916
- -------------------------------------------------------------------------------------------------------------------


Costs and Billings on Uncompleted Contracts (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Costs included in inventories                                                            $746                  $347
Progress billings on contracts                                                           (162)                   15
- -------------------------------------------------------------------------------------------------------------------
Uncompleted contracts costs over related billings                                        $584                  $362
- -------------------------------------------------------------------------------------------------------------------
Progress billings on contracts                                                           $463                  $436
Costs included in inventories                                                            (141)                  (36)
- -------------------------------------------------------------------------------------------------------------------
Uncompleted contracts billings over related costs                                        $322                  $400
- -------------------------------------------------------------------------------------------------------------------

Raw materials, work in process, and finished goods included contract-related costs of approximately $401 million at December 31, 1995, and $410 million at December 31, 1994. Substantially all costs in long-term contracts in process, progress payments to subcontractors, and recoverable engineering and development costs were contract-related.

Inventories other than those related to long-term contracts are generally realized within one year. Inventoried costs do not exceed realizable values.

NOTE 9: PLANT AND EQUIPMENT

Plant and Equipment (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Land and buildings                                                                       $907                  $502
Machinery and equipment                                                                 2,449                 2,101
Construction in progress                                                                  166                   120
- -------------------------------------------------------------------------------------------------------------------
Plant and equipment, at cost                                                            3,522                 2,723
Accumulated depreciation                                                               (1,598)               (1,628)
- -------------------------------------------------------------------------------------------------------------------
Plant and equipment, net                                                               $1,924                $1,095
- -------------------------------------------------------------------------------------------------------------------

For the years ended December 31, 1995 and 1994, depreciation expense totalled $165 million and $165 million, respectively. Of these amounts, $117 million and $115 million, respectively, is included in costs of products and services, and $48 million and $50 million, respectively, is included in marketing, administration and general expenses.

NOTE 10: INTANGIBLE AND OTHER NONCURRENT ASSETS

Intangible and Other Noncurrent Assets (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Deferred income taxes (note 6)                                                         $1,209                $1,481
Goodwill                                                                                5,303                   432
FCC licenses                                                                            1,242                   100
Other intangible assets                                                                   162                    51
Intangible pension asset (note 4)                                                          63                    97
Deferred charges                                                                          353                   108
Joint ventures and other affiliates                                                        70                    76
Noncurrent receivables                                                                    172                   115
Other                                                                                     253                    99
- -------------------------------------------------------------------------------------------------------------------
Intangible and other noncurrent assets                                                 $8,827                $2,559
- -------------------------------------------------------------------------------------------------------------------

Goodwill and other acquired intangible assets are shown net of accumulated amortization of $119 million and $79 million at December 31, 1995 and 1994, respectively.

Included in deferred charges are unamortized debt issue costs of $162 million and $2 million at December 31, 1995 and 1994, respectively, which are amortized to expense on a straight-line basis over the term of the related indebtedness.

Joint ventures and other affiliates include investments in companies over which the Corporation exercises significant influence but does not control.

NOTE 11: SHORT-TERM DEBT

In September 1995, the Corporation entered into three new bank facilities under a credit agreement with a commitment level of $7.5 billion. These credit facilities include two term loans of $2.5 billion each. The first term loan is payable in two installments: $2 billion in November 1997 and $500 million in May 1998. The second term loan is payable in quarterly installments from August 1998 through November 2002. See note 13 to the financial statements. In addition to these term loans, the credit agreement includes a $2.5 billion revolving credit facility with a seven-year maturity.

Funds from these facilities have been used to finance the purchase of CBS, pay certain transaction fees, and replace borrowings under the previous revolvers.

Availability under the revolving credit facility is subject to compliance with certain covenants, representations and warranties, including a no material adverse change provision with respect to the Corporation taken as a whole, restrictions on the incurrence of liens, a maximum leverage ratio, minimum interest coverage ratio and minimum consolidated net worth. Certain of these covenants become more restrictive over the terms of the facilities. At December 31, 1995, the Corporation was in compliance with these covenants.

Interest rates for borrowings under the facilities are determined at the time of each borrowing and are based generally on a floating rate index, the London Interbank Offer Rate (LIBOR), plus a margin based on the Corporation's senior unsecured debt rating and leverage. The cost of the facilities includes commitment fees, which are based on the unutilized facilities and vary with the Corporation's debt ratings and leverage.

There are no compensating balance requirements under the facilities.

Short-Term Debt--Continuing Operations (in millions)

                                                   At December 31                        During the Year
- -------------------------------------------------------------------------------------------------------------------
                                                         Composite                Max.          Avg.      Wtd. Avg.
                                              Balance         Rate         Outstanding   Outstanding           Rate
- -------------------------------------------------------------------------------------------------------------------
1995
Credit facilities                                $185         7.0%              $1,039          $600           6.8%
Short-term foreign bank loans                      20         6.9%                 103            76           6.0%
Other                                             104         7.1%                 178            41           6.0%
- -------------------------------------------------------------------------------------------------------------------
Short-term debt                                  $309
- -------------------------------------------------------------------------------------------------------------------
1994
Credit facilities                                $545         6.7%                $545          $113           4.3%
Short-term foreign bank loans                      88         6.3%                 277           133           5.2%
Other                                               1
- -------------------------------------------------------------------------------------------------------------------
Short-term debt                                  $634
- -------------------------------------------------------------------------------------------------------------------

Average outstanding borrowings for Continuing Operations were determined based on daily amounts outstanding for the credit facilities and on monthly balances outstanding for short-term foreign bank loans.

Short-Term Debt--Discontinued Operations (in millions)

                                                   At December 31                        During the Year
- -------------------------------------------------------------------------------------------------------------------
                                                         Composite                Max.          Avg.      Wtd. Avg.
                                              Balance         Rate         Outstanding   Outstanding           Rate
- -------------------------------------------------------------------------------------------------------------------
1995
Credit facilities                                 $78         7.6%                $331          $209           6.8%
Other                                               3
- -------------------------------------------------------------------------------------------------------------------
Short-term debt                                   $81
- -------------------------------------------------------------------------------------------------------------------
1994
Credit facilities                                $374         6.7%              $2,355          $955           4.8%
Other                                              28         8.1%                  36            31           8.2%
- -------------------------------------------------------------------------------------------------------------------
Short-term debt                                  $402
- -------------------------------------------------------------------------------------------------------------------

Average outstanding borrowings for Discontinued Operations were determined based on daily amounts outstanding for credit facilities.

To manage interest costs on its short-term and long-term debt, the Corporation has entered into various types of interest rate and currency exchange agreements. A summary of notional amounts outstanding at December 31, 1995 and 1994 is presented in the table below:

Interest Rate and Currency Exchange Agreements
Notional Amounts Outstanding (in millions)

                                                        Short-Term Debt        Long-Term Debt                 Total
- -------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1995
Continuing Operations                                               $--                $3,208                $3,208
Discontinued Operations                                              --                    74                    74
- -------------------------------------------------------------------------------------------------------------------
Notional amounts                                                    $--                $3,282                $3,282
- -------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Continuing Operations                                              $272                   $--                  $272
Discontinued Operations                                              25                   374                   399
- -------------------------------------------------------------------------------------------------------------------
Notional amounts                                                   $297                  $374                  $671
- -------------------------------------------------------------------------------------------------------------------

The average remaining maturity of interest rate and currency exchange agreements was 0.8 years and 1.5 years at December 31, 1995 and 1994, respectively.

At year-end 1995, $3,208 million relates to interest rate swaps with rate and maturity characteristics set forth in the table below:

Contractual Maturities of Interest Rate Swaps  (in millions)

At December 31, 1995                                                  Year of Maturity
- -------------------------------------------------------------------------------------------------------------------
                                             Total         1996         1997         1998          1999        2000
- -------------------------------------------------------------------------------------------------------------------
Fixed rate swaps (pay fixed):
Notional amount                             $3,208       $3,078           --          $50           $55         $25
Wtd. avg. fixed rate paid                     5.68%        5.54%          --         8.73%         8.86%       9.36%
- ---------------------------------------------------------------------------------------------------------------------

The $74 million notional amount outstanding for Discontinued Operations at December 31, 1995 represents an interest rate and currency swap which matures in February 1996.

At December 31, 1994, interest rate swap agreements in which the Corporation paid a fixed interest rate totalled $272 million and had a weighted average rate of 8.8% with an average maturity of 1.8 years. In addition to the fixed interest rate swaps, the Corporation had a $150 million floating rate swap on which it received a rate of 8.7%. The remaining $249 million notional amount outstanding at December 31, 1994 consisted of a $25 million forward interest rate swap agreement, a $150 million interest rate floor agreement and a $74 million interest rate and currency swap.

NOTE 12: OTHER CURRENT LIABILITIES

Other Current Liabilities (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Accrued employee compensation                                                            $215                  $115
Income taxes currently payable                                                            182                   131
Liabilities for talent and program rights                                                 254                    --
Accrued product warranty                                                                   58                    59
Accrued restructuring costs                                                               153                    78
Liability for business dispositions                                                        93                   128
Accrued taxes, interest and insurance                                                     190                   252
Accrued expenses                                                                          802                   210
Environmental liabilities                                                                  47                    40
Other                                                                                     129                   149
- -------------------------------------------------------------------------------------------------------------------
Other current liabilities                                                              $2,123                $1,162
- -------------------------------------------------------------------------------------------------------------------

NOTE 13: LONG-TERM DEBT

Long-Term Debt--Continuing Operations (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Term loans I & II                                                                      $5,000                   $--
8 3/8% notes due 2002                                                                     348                   348
7 7/8% debentures due 2023                                                                325                   325
7 3/4% notes due 1996                                                                     300                   300
6 7/8% notes due 2003                                                                     275                   275
8 5/8% debentures due 2012                                                                273                   273
8 7/8% notes due 2001                                                                     250                   250
8 7/8% notes due 2014                                                                     150                    --
7 5/8% notes due 2002                                                                     150                    --
7 3/4% notes due 1999                                                                     125                    --
7 1/8% notes due 2023                                                                      97                    --
8 7/8% debentures due 2022                                                                 92                    --
Medium-term notes due through 2001                                                         92                    95
Other                                                                                      79                     5
- -------------------------------------------------------------------------------------------------------------------
                                                                                        7,556                 1,871
Current maturities                                                                       (330)                   (6)
- -------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                         $7,226                $1,865
- -------------------------------------------------------------------------------------------------------------------

Included in the table above is $491 million of senior debt previously issued by CBS. At December 31, 1995, interest rates on this debt ranged from 7.13% to 9.03% with maturities from 1998 to 2023.

The CBS 8 7/8% debentures due 2022 may be redeemed after June 1, 2002 at specified redemption prices. Except for term loans I and II, none of the remaining long-term debt outstanding at December 31, 1995 may be redeemed prior to maturity.

At December 31, 1995, medium-term notes of Continuing Operations had interest rates ranging from 8.5% to 9.4%, with an average interest rate of 8.9% and an average remaining maturity of 2.6 years.

During 1995, Discontinued Operations exchanged $150 million of 8 7/8% notes due 2014 (redeemable by holders in 1999) for $150 million of short-term borrowings of Continuing Operations to better match the monetization of assets with the maturities of debt.

The Corporation maintains a $1 billion shelf registration, of which $400 million was unused as of December 31, 1995.

The scheduled maturities of Continuing Operation's long-term debt outstanding at December 31, 1995 for each of the next five years are as follows: 1996--$330 million; 1997--$2,006 million; 1998--$823 million; 1999--$686 million; and
2000--$675 million.

Long-Term Debt--Discontinued Operations (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Medium-term notes due through 2001                                                       $344                  $424
8 7/8% notes due 2014                                                                      --                   150
8 7/8% notes due 1995                                                                      --                   150
Other                                                                                      78                   106
- -------------------------------------------------------------------------------------------------------------------
                                                                                          422                   830
Current maturities                                                                       (265)                 (241)
- -------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                           $157                  $589
- -------------------------------------------------------------------------------------------------------------------

At December 31, 1995, medium-term notes of Discontinued Operations had interest rates ranging from 7.9% to 9.4%, with an average interest rate of 8.9% and an average remaining maturity of 1.6 years.

The scheduled maturities of Discontinued Operation's long-term debt outstanding at December 31, 1995 for each of the next five years are as follows: 1996--$265 million; 1997--$2 million; 1998--$96 million; 1999-- $46 million; and 2000--$11 million.

NOTE 14: OTHER NONCURRENT LIABILITIES

Other Noncurrent Liabilities (in millions)

At December 31                                                                           1995                  1994
- -------------------------------------------------------------------------------------------------------------------
Postretirement benefits (note 5)                                                       $1,215                $1,077
Postemployment benefits (note 5)                                                           96                    75
Pension liability (note 4)                                                              1,426                   841
Accrued restructuring costs                                                                 8                     3
Liability for business dispositions                                                        19                    --
Liabilities for talent and program rights                                                  47                    --
Accrued expenses                                                                          661                   127
Environmental liabilities                                                                 237                   156
Other                                                                                     288                   187
- -------------------------------------------------------------------------------------------------------------------
Other noncurrent liabilities                                                           $3,997                $2,466
- -------------------------------------------------------------------------------------------------------------------

NOTE 15: SHAREHOLDERS' EQUITY

Shareholders' Equity (in millions)

                                                                   1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Preferred stock:
Balance at January 1                                                $12                    $8                   $ 8
Series B preferred shares converted                                  (8)                   --                    --
Series C preferred shares issued                                     --                     4                    --
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                               $4                   $12                   $ 8
- -------------------------------------------------------------------------------------------------------------------
Common stock:
Balance at January 1                                               $393                  $393                  $393
Shares issued                                                        33                    --                    --
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                             $426                  $393                  $393
- -------------------------------------------------------------------------------------------------------------------
Capital in excess of par value:
Balance at January 1                                             $1,932                $1,475                $1,523
Series B preferred shares converted                                 (25)                   --                    --
Series C preferred shares issued                                     --                   501                    --
Shares issued under various compensation and benefit plans          (55)                  (37)                  (37)
Shares issued under dividend reinvestment plan                       (4)                   (7)                  (11)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                           $1,848                $1,932                $1,475
- -------------------------------------------------------------------------------------------------------------------
Common stock held in treasury:
Balance at January 1                                              $(870)                $(972)              $(1,102)
Shares issued under various  compensation and benefit plans         139                    87                   104
Shares issued under dividend reinvestment plan                       11                    15                    26
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                            $(720)                $(870)                $(972)
- -------------------------------------------------------------------------------------------------------------------
Minimum pension liability:
Balance at January 1                                              $(962)              $(1,215)                $(496)
Pension liability adjustments, net of deferred taxes (note 4)      (258)                  253                  (719)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                          $(1,220)                $(962)              $(1,215)
- -------------------------------------------------------------------------------------------------------------------
Cumulative foreign currency translation adjustments:
Balance at January 1                                               $(15)                 $(28)                  $(8)
Currency translation activity                                         4                    13                   (20)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                             $(11)                 $(15)                 $(28)
- -------------------------------------------------------------------------------------------------------------------
Retained earnings:
Balance at January 1                                             $1,325                $1,401                $1,917
Net income (loss)                                                    15                    77                  (326)
Dividends paid                                                     (159)                 (153)                 (190)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                           $1,181                $1,325                $1,401
- -------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                             $1,508                $1,815                $1,062
- -------------------------------------------------------------------------------------------------------------------

In March 1994, the Corporation sold, in a private placement, 36,000,000 depository shares (the $1.30 Depository Shares) at $14.44 per share. Each of the $1.30 Depository Shares represents ownership of one-tenth of a share of the Corporation's $1.00 par value Series C Conversion Preferred Stock (Series C Preferred) and entitles the owner to all of the proportionate rights, preferences and privileges of the Series C Preferred. A total of 3,600,000 Series C Preferred shares was deposited, all of which were outstanding at December 31, 1995 and 1994.

The net proceeds to the Corporation, after commissions, fees and out-of-pocket expenses, totalled $505 million. As a result, the par value of Series C Preferred was established for $4 million, and capital in excess of par was increased by $501 million.

The annual dividend rate for each $1.30 Depository Share is $1.30 (equivalent to $13.00 for each Series C Preferred), payable quarterly in arrears on the first day of March, June, September and December. Dividends are cumulative and must be declared by the Board of Directors to be payable. Payments commenced on June 1, 1994.

Each $1.30 Depository Share will automatically convert into one share of common stock on June 1, 1997 unless called on May 30, 1997 by the Corporation or converted at any time prior to June 1, 1997 by the holder. Conversion will also occur upon certain mergers, consolidations or similar extraordinary transactions involving the Corporation or in certain other events.

On September 1, 1995, the Corporation's 8,222,500 shares of Series B Conversion Preferred Stock (Series B Preferred), outstanding since 1992, mandatorily converted into 32,890,000 shares of common stock.

Common Shares (shares in thousands)

                                                                 Issued           In Treasury           Outstanding
- -------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                                      392,998                46,556               346,442
Shares issued for dividend reinvestment plan                         --                (1,112)                1,112
Shares issued for employee plans                                     --                (4,540)                4,540
Other                                                                82                    --                    82
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                    393,080                40,904               352,176
Shares issued for dividend reinvestment plan                         --                  (621)                  621
Shares issued for employee plans                                     --                (3,975)                3,975
Other                                                                --                   (20)                   20
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                    393,080                36,288               356,792
Shares issued for dividend reinvestment plan                         --                  (450)                  450
Shares issued for employee plans                                     --                (5,886)                5,886
Shares issued for conversion of Series B Preferred               32,890                    --                32,890
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                    425,970                29,952               396,018
- -------------------------------------------------------------------------------------------------------------------

Of the common stock held in treasury at December 31, 1995, 21,132,376 shares were held by the Corporation's rabbi trusts for the payment of benefits under executive benefit plans.

Earnings (loss) per common share was computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the year plus the weighted average common stock equivalents. Common stock equivalents consist of shares subject to stock options, shares potentially issuable under deferred compensation programs, and as discussed below, the Series B Preferred. For this computation, net income or loss was adjusted for the after-tax interest expense applicable to the deferred compensation programs.

The Series B Preferred were considered common stock equivalents at a rate of four Series B Preferred to one common share. Because such treatment has an anti-dilutive effect on earnings per share for 1995, 1994 and 1993, these common stock equivalent shares were excluded from weighted average shares outstanding, and the dividend requirement was deducted from net income in computing earnings available to common shareholders.

For the calculation of primary earnings per share, the common shares issued upon conversion of the Series B Preferred were included in weighted average shares outstanding from the conversion date, September 1, 1995. For the calculation of fully diluted earnings per share, the Series B Preferred were treated as common shares outstanding from January 1, 1995, the first day of the period of conversion.

Consistent with prevalent practice at the time of issuance, the Series C Preferred were considered outstanding common stock at a rate of ten Series C Preferred to one common share for both primary and fully diluted earnings per share. If the Series C Preferred had been treated as common stock equivalents for the calculation of net income per share, the Corporation's 1995 and 1994 primary per share results would have been a loss of $.18 and $.02, respectively. Fully diluted per share results would have been a loss of $.08 for 1995 and $.02 for 1994.

The weighted average number of common shares used for computing primary earnings or loss per share was 410,138,000 in 1995, 383,736,000 in 1994, and 352,902,000 in 1993. The weighted average number of common shares used for computing fully diluted earnings or loss per share was 433,191,000 in 1995, 383,790,000 in 1994, and 355,358,000 in 1993.

On December 29, 1995, the Board of Directors adopted a shareholder rights plan providing for the distribution of one right for each share of common stock outstanding on January 9, 1996. The rights become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15% or more of the Corporation's voting stock or a party announces an offer to acquire 30% or more of the voting stock. The rights have an exercise price of $64 per share and expire on January 9, 2006. Upon the occurrence of certain events, holders of the rights will be entitled to purchase either Westinghouse preferred shares or shares in an acquiring entity at half of market value. The Corporation is entitled to redeem the rights at a value of $.01 per right at any time until the tenth day following the acquisition of a 15% position in its voting stock.

NOTE 16: STOCK OPTIONS

The 1993 and 1991 Long-Term Incentive Plans provide for the granting of stock options and other performance awards to employees of the Corporation.

At December 31, 1995 and 1994, approximately 11.1 million and 7.5 million shares, respectively, had been authorized for awards under the 1993 Plan. Shares available for stock options and other awards under the 1993 Plan at December 31, 1995 and 1994 totalled 3,249,228 and 3,435,107, respectively. At December 31, 1995 and 1994, a total of 16.5 million and 9 million shares, respectively, had been authorized for awards under the 1991 Plan. Shares available for stock options and other awards under the 1991 Plan at December 31, 1995 and 1994 totalled 3,407,931 and 775,671, respectively.

Stock options are also outstanding under the 1984 Long-Term Incentive Plan; however, no additional grants are permitted under that plan.

The option price under the Plans may not be less than the fair market value of the shares on the grant date. The options were granted for terms of 10 years or less and generally become exercisable in whole or in part after the commencement of the second year of the term.

Generally, options outstanding under the 1993, 1991 and 1984 Plans, except those granted during 1995, were exercisable at December 31, 1995. Options granted during 1995 under the 1993 and 1991 Plans generally will not be exercisable until 1996. Outstanding options have expiration dates ranging from 1996 through 2005.

Of the options granted by the Corporation in 1995, 2,423,060 were performance stock options. The vesting of these options is contingent on attainment of specific performance targets. If the targets are not met, the options terminate; if they are met, the options become exercisable. One-half of these options lapsed in January 1996 because the stretch performance targets for 1995 were not met. The remaining performance options are contingent on 1996 performance.

Stock Option Information (shares in thousands)

                                                                   1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Shares subject to option:
Balance at January 1                                             20,504                16,082                11,675
Options granted                                                   8,945                 5,079                 5,230
Options exercised                                                  (481)                  (24)                  (67)
Options terminated                                                 (584)                 (633)                 (756)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31                                           28,384                20,504                16,082
- -------------------------------------------------------------------------------------------------------------------
Weighted average option price in dollars:
At January 1                                                     $18.66                $20.70                $22.81
Options granted                                                   14.17                 11.89                 15.90
Options exercised                                                 11.75                 10.40                 12.37
Options terminated                                                16.15                 16.59                 20.84
At December 31                                                    17.41                 18.66                 20.70
- --------------------------------------------------------------------------------------------------------------------

In 1995, the shareholders approved stock options for non-employee directors. The Deferred Compensation and Stock Plan for Directors generally provides for an annual grant of 3,000 options to each non-employee director and an additional grant of 750 options to committee chairs. For each of the grants, two-thirds of the options have an exercise price equal to the fair market value of the common stock on the grant date. The remaining one-third of the options have an exercise price equal to 125% of the fair market value on the grant date. These options may be exercised by each of the directors immediately following the grant date.

NOTE 17: CONTINGENT LIABILITIES AND COMMITMENTS

URANIUM SETTLEMENTS

In the late seventies, the Corporation provided for the estimated future costs for the resolution of all uranium supply contract suits and related litigation. The remaining uranium reserve balance includes assets required for certain settlement obligations and reserves for estimated future costs. The reserve balance at December 31, 1995, is deemed adequate considering all facts and circumstances known to management. The future obligations require providing the remainder of the fuel deliveries running through 2013. The supply of equipment and services is essentially complete. Variances from estimates which may occur are considered in determining if an adjustment of the liability is necessary.

LITIGATION

Steam Generators

The Corporation has been defending various lawsuits brought by utilities claiming a substantial amount of damages in connection with alleged tube degradation in steam generators sold by the Corporation as components of nuclear steam supply systems. Since 1993, settlement agreements have been entered resolving seven litigation claims. These agreements generally require the Corporation to provide certain products and services at prices discounted at varying rates. Two cases were resolved in favor of the Corporation after trial or arbitration. Four steam generator lawsuits remain.

The Corporation is also a party to five tolling agreements with utilities or utility plant owners' groups which have asserted steam generator claims. The tolling agreements delay initiation of any litigation for various specified periods of time and permit the parties time to engage in discussions.

Securities Class Actions--Financial Services

The Corporation is defending derivative and class action lawsuits alleging federal securities law and common law violations arising out of purported misstatements or omissions contained in the Corporation's public filings concerning the financial condition of the Corporation and certain of its former subsidiaries in connection with charges to earnings of $975 million in 1990 and $1,680 million in 1991 and a public offering of Westinghouse common stock in 1991. The court dismissed both the derivative claim and the class action claims in their entirety. These dismissals have been appealed.

Asbestos

The Corporation is a defendant in numerous lawsuits claiming various asbestos-related personal injuries, which allegedly occurred from use or inclusion of asbestos in certain of the Corporation's products, generally in the pre-1970 time period. Typically, these lawsuits are brought against multiple defendants. The Corporation was neither a manufacturer nor a producer of asbestos and is oftentimes dismissed from these lawsuits on the basis that the Corporation has no relationship to the products in question or the claimant did not have exposure to the Corporation's product. At December 31, 1995, the Corporation had approximately 75,000 claims outstanding against it.

In court actions which have been resolved, the Corporation has prevailed in the vast majority of the asbestos claims and has resolved others through settlement. Furthermore, the Corporation has brought suit against certain of its insurance carriers with respect to these asbestos claims. Under the terms of a settlement agreement resulting from this suit, carriers which have agreed to the settlement are now reimbursing the Corporation for a substantial portion of its current costs and settlements associated with asbestos claims.

Litigation is inherently uncertain and always difficult to predict. Substantial damages are sought in the steam generator claims, the securities class action and certain groupings of asbestos claims and, although management believes a significant adverse judgment is unlikely, any such judgment could have a material adverse effect on the Corporation's results of operations for a quarter or a year. However, based on its understanding and evaluation of the relevant facts and circumstances, management believes that the Corporation has meritorious defenses to the litigation described above, and management believes that the litigation should not have a material adverse effect on the financial condition of the Corporation.

ENVIRONMENTAL MATTERS

Compliance with federal, state and local laws and regulations relating to the discharge of pollutants into the environment, the disposal of hazardous wastes, and other related activities affecting the environment have had and will continue to have an impact on the Corporation. While it is difficult to estimate the timing and ultimate costs to be incurred in the future due to uncertainties about the status of laws, regulations, technology and information available for individual sites, management has estimated the probable and reasonably possible remediation costs that could be incurred by the Corporation based on the facts and circumstances currently known.

PRP Sites and Other Remedial Activities

With regard to remedial actions under federal and state Superfund laws, the Corporation has been named a potentially responsible party (PRP) at numerous sites located throughout the country. At many of these sites, the Corporation is either not a responsible party or its site involvement is very limited or de minimis. However, the Corporation may have varying degrees of cleanup responsibilities at 73 sites, including 18 CBS sites. With regard to cleanup costs at these sites, in many cases the Corporation will share these costs with other responsible parties, and the Corporation believes that any liability incurred will be satisfied over a number of years. Management believes that the Corporation's total remaining probable cost for remedial actions of these sites as of December 31, 1995 is approximately $166 million, all of which has been accrued.

As part of the agreements for the sale of certain of its businesses or sites, the Corporation has agreed to retain obligations for remediation of contamination existing at these sites, other Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) issues, and compliance matters. Management believes that the total cost for these obligations is approximately $28 million, all of which has been accrued. In addition, the Corporation has accrued for the estimated remediation costs associated with Discontinued Operations.

Bloomington Sites

The Corporation is a party to a 1985 Consent Decree relating to remediation of six sites in Bloomington, Indiana. In the Consent Decree, the Corporation agreed to construct and operate an incinerator, which would be permitted under federal and state law, to burn excavated material. On February 8, 1994, the Consent Decree parties filed with the court a status report advising of the parties' intention to investigate alternatives. The Corporation believes it is probable that the Consent Decree will be modified to an alternative remedial action, which could include a combination of containment, treatment, remediation and monitoring. The parties also recognize that the Consent Decree shall remain in full force during this process.

One of the six sites covered by the Consent Decree has been remediated. The Corporation estimates that its total cost to implement the most reasonable alternative for the five remaining sites covered by the Consent Decree is approximately $61 million, all of which has been accrued. Included in this amount is approximately $43 million for site construction and other related costs valued as of the year of expenditure. The remaining $18 million is the present value, assuming a 5% discount rate, of approximately $46 million of operating and maintenance costs that will be incurred during a 30-year period. Other reasonable remediation alternatives, while considered less likely, could cause the total costs to be as much as $115 million.

Other

The Corporation is involved with several administrative actions alleging violations of federal, state or local environmental regulations. For these matters, the Corporation has estimated its remaining reasonably possible costs and determined them to be immaterial.

The Corporation currently manages under contract several government-owned facilities, which among other things are engaged in the remediation of hazardous and nuclear wastes. To date, under the terms of the contracts, the Corporation is not responsible for costs associated with environmental liabilities, including environmental cleanup costs, except under certain circumstances associated with the willful misconduct or lack of good faith of its managers or their failure to exercise prudent business judgment. There are currently no material claims for which the Corporation believes it is responsible.

The Corporation has or will have responsibilities for environmental closure activities or decommissioning nuclear licensed sites. The Corporation has estimated the total potential cost to be incurred for these actions to approximate $126 million, of which $29 million had been accrued at December 31, 1995. The Corporation's policy is to accrue these costs over the estimated life of the individual facilities, which in most cases is approximately 20 years. The anticipated annual costs currently being accrued are $5 million.

Capital expenditures related to environmental compliance in 1995 and 1994 totalled $6 million and $4 million, respectively. Operating expenses which are recurring and associated with managing hazardous waste and pollutants in ongoing operations in 1995 and 1994 totalled $6 million and $8 million, respectively.

Management believes, based on its best estimate, that the Corporation has adequately provided for its present environmental obligations and that complying with existing government regulations will not materially impact the Corporation's financial position, liquidity or results of operations.

INSURANCE RECOVERIES

Prior to 1995, the Corporation filed actions against more than 100 of its insurance carriers seeking recovery for environmental, product and property damage liabilities, and certain other matters. The Corporation has settled with the majority of these carriers and has received recoveries related to these actions. The Corporation has not accrued for any future insurance recoveries.

FINANCING COMMITMENTS

Continuing Operations

In the ordinary course of business, standby letters of credit are issued by commercial banks on behalf of the Corporation related to performance obligations primarily under contracts with customers.

The Corporation routinely enters into commitments to purchase the rights to broadcast programs, including feature films and sports events. These contracts permit the broadcast of such properties for various periods ending no later than April 2002. As of December 31, 1995, the Corporation was committed to make payments of $3,412 million under such broadcasting contracts.

The Corporation's other commitments consist primarily of those for the purchase of plant and equipment totalling approximately $38 million at December 31, 1995.

Discontinued Operations

Financial Services commitments with off-balance-sheet credit risk represent financing commitments to provide funds, including loan or investment commitments, guarantees, standby letters of credit and standby commitments, generally in exchange for fees. The remaining commitments have fixed expiration dates from 1996 through 2002.

At December 31, 1995, Financial Services commitments, consisting of guarantees, credit enhancements, other standby agreements and commitments to extend credit totalled $45 million compared to $80 million at year-end 1994. Management expects the remaining commitments to expire unfunded or be funded with the resulting assets being sold shortly after funding.

The defense and electronic systems business provides guarantees to customers in the form of standby letters of credit for bids, advance payments and performance of contractual obligations. Such guarantees are supported by the Corporation's lines of credit. At December 31, 1995, approximately $202 million of guarantees were outstanding. The cost for the lines of credit that support the guarantees is inventoried if specifically related to an ongoing contract or otherwise expensed as incurred.

NOTE 18: LEASES

The Corporation has commitments under operating leases for certain machinery and equipment and facilities used in various operations. Rental expense for Continuing Operations in 1995, 1994 and 1993 was $98 million, $104 million and $125 million, respectively. These amounts include immaterial amounts for contingent rentals. Rental expense included sublease income totalling $17 million, $16 million and $5 million for 1995, 1994 and 1993, respectively.

Minimum Rental Payments--Continuing Operations (in millions)

At December 31                                                     1995
- -------------------------------------------------------------------------------------------------------------------
1996                                                               $110
1997                                                                 91
1998                                                                 80
1999                                                                 69
2000                                                                 71
Subsequent years                                                    272
- -------------------------------------------------------------------------------------------------------------------
Minimum rental payments                                            $693
- -------------------------------------------------------------------------------------------------------------------


NOTE 19: OTHER INCOME AND EXPENSES, NET

Other Income and Expenses, Net (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Interest on securities                                              $11                   $12                   $17
Miscellaneous interest income                                         7                     4                     7
Gain (loss) on disposition of other assets                          134                    28                    25
Operating results--non-consolidated affiliates                        2                    (2)                   (3)
Foreign currency transaction and
   high-inflation translation effect                                 (8)                   (6)                    4
Estimated loss on disposition of
   non-strategic businesses                                          (7)                  (17)                 (120)
Pension settlement loss (note 4)                                     --                  (308)                   --
Other                                                                10                     4                    (3)
- -------------------------------------------------------------------------------------------------------------------
Other income and expenses, net                                     $149                 $(285)                 $(73)
- -------------------------------------------------------------------------------------------------------------------

The gain on disposition of other assets for 1995 includes a gain of $115 million from the sale of the Corporation's 62% interest in MICROS Systems, Inc. and $13 million from the sale of an equity investment. The gain on disposition of other assets for 1994 includes a gain of $32 million from the sale of two Sacramento, California radio stations. The 1993 gain on disposition of other assets includes $21 million from the sale of an equity participation in a production company.

NOTE 20: RESTRUCTURING

In recent years, the Corporation has restructured many of its businesses and its corporate headquarters in an effort to reduce its cost structure and remain competitive in its markets. Restructuring activities primarily involve the separation of employees, the closing of facilities, the termination of leases, and the exiting of product lines. Costs for restructuring activities are limited to incremental costs that directly result from the restructuring activities and that provide no future benefit to the Corporation.

A summary of restructuring charges by business segment follows:

Restructuring Costs (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Broadcasting                                                        $--                   $(2)                  $12
Power Systems                                                        44                    21                   171
Communication & Information Systems                                   3                    --                    11
Other Businesses                                                     --                    --                     5
Corporate & Other                                                    39                    --                    45
- -------------------------------------------------------------------------------------------------------------------
Total                                                               $86                   $19                  $244
- -------------------------------------------------------------------------------------------------------------------

Generally, separated employees receive benefits under the Corporation's Employee Security and Protection Plan or similar arrangement, including permanent job separation benefits, retraining, and outplacement assistance. The amount included for these benefits in the restructuring charge represents the incremental cost of such benefits over those amounts previously accrued under SFAS No. 112.

Based on the Corporation's current estimates, summarized below are the restructuring costs for Continuing Operations:

Restructuring Costs By Category of Expenditure (dollars in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Number of involuntary separations                                 1,091                   490                 2,139
- -------------------------------------------------------------------------------------------------------------------
Employee separation costs                                           $77                   $37                  $150
Pension curtailment costs                                            --                    --                    22
Asset write-downs                                                     6                    --                    30
Facility closure/rationalization costs                                3                    --                    24
Adjustments                                                          --                   (18)                   18
- -------------------------------------------------------------------------------------------------------------------
Total charge to operations                                          $86                   $19                  $244
- -------------------------------------------------------------------------------------------------------------------

Of the 3,720 employee separations over the three-year period, 90% were completed at December 31, 1995. The remaining separations are expected to be completed in early 1996. Employee separation costs generally are paid over a period of up to two years following the separation.

In connection with the acquisition of CBS, the Corporation developed a restructuring plan to integrate the operations of CBS with those of the Corporation, and eliminate duplicate facilities and functions. The cost of that plan, which is estimated to total approximately $100 million, was recorded in connection with the purchase.

The following is a reconciliation of the restructuring liability for Continuing
Operations:

Reconciliation of Restructuring Liability (in millions)

- -------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                                                                                      $--
Provision for restructuring                                                                                     244
Noncash expenditures                                                                                            (22)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                                                    222
- -------------------------------------------------------------------------------------------------------------------
Provision for restructuring                                                                                      19
Cash expenditures                                                                                              (129)
Noncash expenditures                                                                                            (31)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                                                                     81
- -------------------------------------------------------------------------------------------------------------------
Provision for restructuring                                                                                      86
CBS acquisition plan                                                                                            100
Cash expenditures                                                                                              (101)
Noncash expenditures                                                                                             (5)
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                                                                   $161
- -------------------------------------------------------------------------------------------------------------------

Additional restructuring costs totalling $49 million in 1995, $52 million in 1994, and $106 million in 1993, were included in the results of Discontinued Operations primarily for the separation of approximately 3,000 employees and the exiting of various product lines and facilities.

NOTE 21: SEGMENT INFORMATION

Westinghouse is a diversified, global, technology-based corporation operating in the principal business areas of television and radio broadcasting, communications, chemical and nuclear materials management, transport refrigeration and the electric utility markets. The Corporation's continuing businesses are aligned for reporting purposes into the following six segments:
Broadcasting, Power Systems, Thermo King, Government Operations, Communication & Information Systems and Other Businesses. Results of international manufacturing entities, export sales and foreign licensee income are included in the financial information of the segment that has operating responsibility.

Broadcasting provides a variety of communications services consisting primarily of commercial broadcasting, program production, and distribution. It operates the CBS Television Network, a programming provider for more than 200 affiliates. It sells advertising time to radio, television and cable advertisers through national and local sales organizations. Broadcasting currently owns and operates 15 television broadcasting stations and 39 radio stations. Broadcasting also provides programming and distribution services to the cable television industry. Group W Satellite Communications (GWSC) provides sports programming and the marketing and advertising for two country music entertainment channels.

The Power Systems segment designs, develops, manufactures and services nuclear and fossil-fueled power generation systems and is a leading supplier of reload nuclear fuel to the global electric utility market.

Thermo King is a leading supplier of mobile temperature control equipment for trucks, trailers and seagoing containers, as well as air conditioning for buses and rail cars.

The Government Operations segment includes the management and operation of several government-owned facilities and the U.S. naval nuclear reactors program.

The Communication & Information Systems segment's primary businesses include long-distance telephone network management, network infrastructure development for providers of mobile satellite services and personal communications services, and residential and commercial security.

The Other Businesses segment consists of businesses deemed to be non-strategic that are expected to be sold.

The Corporate & Other segment includes corporate activities that are managed for the benefit of the entire Corporation.

Segment sales of products and services include products that are transferred between segments, generally at inventory cost plus a margin. Segment operating profit or loss consists of sales of products and services less segment operating expenses, which include costs of products and services, marketing, administration and general expenses, depreciation and amortization, and restructuring costs.

Segment operating profit for 1995, 1994, and 1993 includes special charges consisting of costs for restructuring (note 20), litigation matters, and environmental matters as follows:

Special Charges Included in Segment Operating Profit (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Broadcasting                                                        $--                   $(2)                  $12
Power Systems                                                       280                    21                   296
Thermo King                                                          --                    --                    --
Government Operations                                                --                    --                    --
Communication & Information Systems                                   3                    --                    11
Other Businesses                                                     --                    --                     5
Corporate & Other                                                    39                    --                   105
- -------------------------------------------------------------------------------------------------------------------
Total                                                              $322                   $19                  $429
- -------------------------------------------------------------------------------------------------------------------


Sales of Products and Services and Segment Operating Profit
From Continuing Operations (in millions)

                                                                Sales of Products              Segment Operating
                                                                  and Services                   Profit (Loss)
- -------------------------------------------------------------------------------------------------------------------
Year ended December 31                                           1995    1994     1993       1995     1994     1993
- -------------------------------------------------------------------------------------------------------------------
Broadcasting                                                   $1,016    $650     $618       $212     $197     $139
Power Systems                                                   3,000   2,930    3,083       (207)     165      (39)
Thermo King                                                     1,065     877      719        176      135      113
Government Operations                                             155     133      104         81       77       71
Communication & Information Systems                               361     312      279         (1)       7       (3)
Other Businesses                                                  305     524      533          9        2      (38)
Corporate & Other                                                  88     152      155       (169)    (161)    (241)
Intersegment Sales                                                (67)    (88)     (90)        --       --       --
- -------------------------------------------------------------------------------------------------------------------
Total                                                          $5,923  $5,490   $5,401       $101     $422       $2
- -------------------------------------------------------------------------------------------------------------------


Other Financial Information (in millions)

                                     Identifiable Assets    Depreciation and Amortization     Capital Expenditures
- -------------------------------------------------------------------------------------------------------------------
At and for the year ended
December 31                         1995     1994     1993       1995    1994     1993       1995     1994     1993
- -------------------------------------------------------------------------------------------------------------------
Broadcasting                      $8,889     $794     $789        $57     $31      $32        $32      $35      $22
Power Systems                      2,120    2,136    1,985         93      95       96        101       87       80
Thermo King                          379      351      297         15      13       12         23       19       15
Government Operations                108       82       44          1       2        1          2        2        2
Communication & Information
   Systems                           300      258      253         11      10       11          5        5        3
Other Businesses                      73      275      390          6      11       14          2        2       12
Corporate & Other                  3,117    3,069    3,427         19      29       27         18       20       16
- -------------------------------------------------------------------------------------------------------------------
Continuing Operations             14,986    6,965    7,185        202     191      193        183      170      150
- -------------------------------------------------------------------------------------------------------------------
Discontinued Operations            3,628    4,873    7,336        115     129      118        107       89      122
- -------------------------------------------------------------------------------------------------------------------
Total                            $18,614  $11,838  $14,521       $317    $320     $311       $290     $259     $272
- -------------------------------------------------------------------------------------------------------------------


Assets not identified to segments in the table above principally include cash and marketable securities, deferred income taxes, prepaid pension cost, and the intangible pension asset.

Included in income from Continuing Operations is income of subsidiaries located outside the United States. These subsidiaries reported income of $81 million in 1995, $15 million in 1994, and a loss of $1 million in 1993. Subsidiaries located outside the United States comprised 6% of total assets of Continuing Operations in 1995, 12% in 1994, and 11% in 1993. Subsidiaries located outside the United States comprised 2% of total liabilities of Continuing Operations in 1995 and 5% in 1994 and 1993.

The increase in assets and liabilities of Continuing Operations in 1995 reflects the acquisition of CBS.

Financial Information By Geographic Area (in millions)

At and for the year ended December 31                              1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Sales of products and services from Continuing Operations:
   U.S.                                                          $4,991                $4,669                $4,562
   Outside the U.S.                                                 932                   821                   839
- -------------------------------------------------------------------------------------------------------------------
Sales of products and services                                   $5,923                $5,490                $5,401
- -------------------------------------------------------------------------------------------------------------------
Operating profit (loss) from Continuing Operations:
   U.S.                                                            $(15)                 $372                   $(7)
   Outside the U.S.                                                 116                    50                     9
- -------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                                            $101                  $422                    $2
- -------------------------------------------------------------------------------------------------------------------
Segment identifiable assets of Continuing Operations:
   U.S.                                                         $14,151                $6,155                $6,389
   Outside the U.S.                                                 835                   810                   796
- -------------------------------------------------------------------------------------------------------------------
Segment identifiable assets                                     $14,986                $6,965                $7,185
- -------------------------------------------------------------------------------------------------------------------


The Corporation sells products manufactured domestically to customers throughout the world using domestic divisions and subsidiaries doing business primarily outside the United States. Generally, products manufactured outside the United States are sold outside the United States.

Sales From Products and Services Sold Outside the U.S.
From Continuing Operations (in millions)

Year ended December 31                           1995                       1994                      1993
- -------------------------------------------------------------------------------------------------------------------
                                         Amount   % of Sales       Amount     % of Sales       Amount    % of Sales
- -------------------------------------------------------------------------------------------------------------------
Subsidiaries outside the U.S.:
Europe, Africa, Middle East                 $585       9.9%          $493           9.0%         $537          9.9%
Canada                                       256       4.3%           234           4.3%          240          4.4%
All other                                     91       1.5%            94           1.7%           62          1.2%
- -------------------------------------------------------------------------------------------------------------------
Total                                       $932      15.7%          $821          15.0%         $839         15.5%
- -------------------------------------------------------------------------------------------------------------------
U.S. exports:
Europe, Africa, Middle East                 $331       5.6%          $413           7.5%         $299          5.5%
Asia-Pacific                                 805      13.6%           508           9.2%          316          5.9%
All other                                    174       2.9%           218           4.0%          357          6.6%
- -------------------------------------------------------------------------------------------------------------------
Total                                     $1,310      22.1%        $1,139          20.7%         $972         18.0%
- -------------------------------------------------------------------------------------------------------------------

Purchases by the U.S. Government and its agencies accounted for 6% of sales of products and services from Continuing Operations for the years 1993 through 1995. Sales to the utility segment accounted for 33% of sales of products and services from Continuing Operations during 1995, 38% in 1994, and 39% in 1993. No one customer made purchases totalling 10% or more of sales of products and services.

Research and Development From Continuing Operations (in millions)

Year ended December 31                                             1995                  1994                  1993
- -------------------------------------------------------------------------------------------------------------------
Westinghouse-sponsored:
   Power Systems                                                    $40                   $66                   $59
   Other                                                             13                    20                    31
Customer-sponsored:
   Power Systems                                                     66                    47                    52
   Other                                                             46                    52                    50
- -------------------------------------------------------------------------------------------------------------------
Total research and development expenditures                        $165                  $185                  $192
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NOTE 22: FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Corporation using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Corporation could realize in a current market exchange or the value that ultimately will be realized by the Corporation upon maturity or disposition. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," comparability of fair values among entities may not be meaningful. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fair Value of Financial Instruments--Continuing Operations (in millions)

At December 31                                                   1995                                1994
- -------------------------------------------------------------------------------------------------------------------
                                                        Carrying       Estimated           Carrying       Estimated
                                                          Amount      Fair Value             Amount      Fair Value
- -------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                   $196            $196               $309            $309
Investments in marketable securities                          55              55                 --              --
Noncurrent customer and other receivables                    172             161                115             102
LIABILITIES:
Short-term debt                                              309             309                634             634
Current maturities of long-term debt                         330             330                  6               6
Long-term debt                                             7,226           7,239              1,865           1,701
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS--GAINS (LOSSES):
Interest rate swap agreements                                 --             (14)                --              (4)
Foreign currency exchange contracts                           --               4                 --              (6)
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Fair Value of Financial Instruments--Discontinued Operations (in millions)

At December 31                                                   1995                                1994
- -------------------------------------------------------------------------------------------------------------------
                                                        Carrying       Estimated           Carrying       Estimated
                                                          Amount      Fair Value             Amount      Fair Value
- -------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                    $30             $30                $35             $35
Noncurrent customer and other receivables                     98              97                122             121
Portfolio investments:
   Real estate                                                35              16                297             326
   Corporate                                                   1              (1)                 9               1
LIABILITIES:
Short-term debt                                               81              81                402             402
Current maturities of long-term debt                         265             341                241             239
Long-term debt                                               157             164                589             660
OFF-BALANCE-SHEET FINANCIAL
   INSTRUMENTS--GAINS (LOSSES):
Interest rate and currency exchange agreements:
   Unrealized gains                                           --              72                 --              82
   Unrealized losses                                          --              --                 --              (5)
Financing commitments                                         --              --                 --              --
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The following methods and assumptions were used to estimate the fair value of financial instruments for which it was practicable to estimate that value.

Cash and cash equivalents

The carrying amount for cash and cash equivalents approximates fair value.

Investments in marketable securities

The fair value of investments in marketable securities is based on quoted market prices.

Noncurrent customer and other receivables

The fair value of noncurrent customer and other receivables is estimated by discounting the expected future cash flows at interest rates commensurate with the creditworthiness of the customers and other third parties.

Portfolio investments

At December 31, 1995 and 1994, the fair value of portfolio investments was determined using financial information prepared by independent third parties, discounted cash flow projections, financial statements for investee companies and letters of intent or other asset sale agreements.

Short-term debt

The carrying amount of the Corporation's borrowings under credit facilities and other arrangements approximate fair value.

Long-term debt

The fair value of long-term debt has been estimated using quoted market prices or discounted cash flow methods based on the Corporation's current borrowing rates for similar types of borrowing arrangements with comparable terms and maturities.

Interest rate and currency exchange agreements

The fair value of interest rate and currency exchange agreements is the amount that the Corporation would receive or pay to terminate the agreements, based on quoted market prices or discounted cash flow methods, considering current interest rates, currency exchange rates and remaining maturities.

Financing commitments

Most of the unfunded commitments relate to, and are inseparable from, specific portfolio investments. When establishing the fair value for those portfolio investments, consideration was given to the related financing commitments.

Foreign currency exchange contracts

The fair value of foreign exchange contracts is based on quoted market prices to terminate the contracts.

NOTE 23: SUBSEQUENT EVENT

In March 1996, the Corporation adopted a plan to exit its environmental services line of business included in its former Government & Environmental Services segment. During the first quarter of 1996, the Corporation recorded an after-tax charge for the estimated loss on disposal of $146 million. As of March 31, 1996, these financial statements and accompanying footnotes were restated to reflect the environmental services line of business as a Discontinued Operation. See Note 3 to the financial statements.

QUARTERLY FINANCIAL INFORMATION

(Unaudited, in millions except per share amounts)

                                            1995 Quarter Ended                         1994 Quarter Ended
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                                 Dec. 31  Sept. 30   June 30   March 31    Dec. 31   Sept. 30   June 30    March 31
- -------------------------------------------------------------------------------------------------------------------
Sales of products
   and services                    $1,992    $1,284    $1,445     $1,202     $1,642   $1,367     $1,376    $1,105
Gross profit                          655       373       431        339        599      404        435       312
Income (loss) from
   Continuing Operations              (55)       27        25         (9)      (113)      44         45        23
Income (loss) from
   Discontinued Operations             48       (79)       34         24          6       29         30        13
Net income (loss)                      (7)      (52)       59         15       (107)      73         75        36
Primary earnings (loss) per
   common share:
   Continuing Operations             (.13)      .04       .03       (.05)      (.32)     .08        .08       .03
   Discontinued Operations            .11      (.19)      .09        .06        .02      .07        .08       .04
   Earnings (loss) per
      common share                   (.02)     (.15)      .12        .01       (.30)     .15        .16       .07
Fully diluted earnings (loss)
   per common share:
   Continuing Operations             (.13)      .06       .03       (.05)      (.32)     .08        .08       .03
   Discontinued Operations            .11      (.18)      .09        .06        .02      .07        .08       .04
   Earnings (loss) per
      common share                   (.02)     (.12)      .12        .01       (.30)     .15        .16       .07
Dividends paid                        .05       .05       .05        .05        .05      .05        .05       .05
New York Stock Exchange
   market price per share:
   High                             17 7/8    15 1/2    16 3/8     16         14 5/8   14 3/8     13 1/4    15 1/4
   Low                              13 3/8    12 5/8    13 7/8     12 1/8     11 3/4   11 1/2     10 7/8    11 1/2
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FIVE-YEAR SUMMARY

SELECTED FINANCIAL AND STATISTICAL DATA (Unaudited, in millions except per share amounts)

                                              1995             1994            1993            1992            1991
- -------------------------------------------------------------------------------------------------------------------
Sales of products and services              $5,923           $5,490          $5,401          $5,410          $5,305
Other income and expenses, net                 149             (285)            (73)            (32)             (8)
Interest expense                              (237)            (134)           (165)           (169)           (182)
Income (loss) from Continuing
   Operations before income taxes and
   minority interest                            13                3            (236)            271             249
Income taxes                                   (14)               5              71             (82)            (71)
Income (loss) from Continuing Operations       (12)              (1)           (174)            184             176
Income (loss) from Discontinued Operations      27               78             (96)         (1,240)         (1,262)
Cumulative effect of changes
   in accounting principles                     --               --             (56)           (338)             --
Net income (loss)                               15               77            (326)         (1,394)         (1,086)
- -------------------------------------------------------------------------------------------------------------------
Primary earnings (loss) per common share:
   Continuing Operations                     $(.11)           $(.13)          $(.64)           $.45            $.56
   Discontinued Operations                     .06              .20            (.27)          (3.58)          (4.02)
   Cumulative effect of changes
      in accounting principles                  --               --            (.16)           (.98)             --
   Earnings (loss) per common share           (.05)             .07           (1.07)          (4.11)          (3.46)
Fully diluted earnings (loss) per
   common share:
   Continuing Operations                     $(.03)           $(.13)          $(.64)           $.45            $.56
   Discontinued Operations                     .06              .20            (.27)          (3.58)          (4.02)
   Cumulative effect of changes
      in accounting principles                  --               --            (.16)           (.98)             --
   Earnings (loss) per common share            .03              .07           (1.07)          (4.11)          (3.46)
Dividends per common share                     .20              .20             .40             .72            1.40
- -------------------------------------------------------------------------------------------------------------------
Total assets--Continuing Operations        $14,986           $6,965          $7,185          $6,403          $5,841
Total assets--Discontinued Operations        3,628            4,873           7,336          11,522          14,077
Total assets                                18,614           11,838          14,521          17,925          19,918
Long-term debt--Continuing Operations        7,226            1,865           1,869           1,314           1,251
Long-term debt--Discontinued Operations        157              589             663           1,629           2,483
Total debt--Continuing Operations            7,865            2,505           2,506           2,800           3,495
Total debt--Discontinued Operations            503            1,232           3,844           7,133           7,661
Shareholders' equity                         1,508            1,815           1,062           2,235           3,748
- --------------------------------------------------------------------------------------------------------------------
Average common and common
   equivalent shares outstanding       410,137,941      383,736,249     352,901,670     346,103,408     313,984,242
Market price range per share        $17 7/8-12 1/8   $15 1/4-10 7/8  $17 1/8-12 3/4   $20 7/8-9 3/4      $31-13 3/4
Market price at year end                    16 3/8           12 1/4          14 1/8          13 3/8           18
Common shareholders at year end            125,962          125,376         125,806         127,559         120,833
Average number of employees                 77,813           84,399         103,063         109,050         113,664
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Previously reported amounts have been restated to segregate the results of Discontinued Operations from Continuing Operations.